Exhibit 10.1
STOCK PURCHASE AGREEMENT
by and among
XATA CORPORATION,
GEOLOGIC SOLUTIONS, INC.
AND
THE STOCKHOLDERS OF GEOLOGIC SOLUTIONS, INC.
DATED AS OF DECEMBER 19, 2007

i

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		Page

6.4	Confidentiality	34
6.5	Publicity	35
6.6	Indemnification of Officers and Directors	35
6.7	Tax Matters	36
6.8	Further Assurances	38
6.9	Post-Closing Maintenance of Records	38
6.10	Employees and Employee Benefit Plans	38
6.11	Updating of Schedules	39
6.12	Covenant Not to Hire Employees	39
6.13	Audit	40
6.14	Severance Payment	40
6.15	Subordination Agreements	40
6.16	Earth Station License	41
6.17	Financing	42
ARTICLE VII CONDITIONS PRECEDENT TO PURCHASER’S PERFORMANCE		43
7.1	Accuracy of Sellers’ and the Company’s Representations and Warranties	43
7.2	Performance of Sellers’ and the Company’s Covenants	44
7.3	No Governmental Order or Adverse Law	44
7.4	Deliverables	44
7.5	Landlord Consents	44
7.6	Escrow Agreements	44
7.7	Earth Station License	44
7.8	No Material Adverse Effect	44
7.9	Financing	45
ARTICLE VIII CONDITIONS PRECEDENT TO SELLERS’ PERFORMANCE		44
8.1	Accuracy of Purchaser’s Representations and Warranties	44
8.2	Performance of Purchaser’s Covenants	45
8.3	No Governmental Order or Adverse Law	45
8.4	Deliverables	45
8.5	Escrow Agreements	45

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		Page

12.10	No Personal Liability	56
12.11	Severability	56
12.12	No Presumption	56
12.13	Counterparts	56
12.14	Facsimile Signatures	56
12.15	Waiver of Jury Trial	56

v

STOCK PURCHASE AGREEMENT
     This STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of December 19, 2007 by and among XATA Corporation, a Minnesota corporation (“Purchaser”), GeoLogic Solutions, Inc., a Delaware corporation (the “Company”), the stockholders of the Company listed on Schedule A attached hereto (“Sellers”), and for purposes of Section 6.16 and Sections 11 and 12, GeoLogic Management, Inc., a Delaware corporation and wholly owned subsidiary of the Company (the “FCC SPE”).
RECITALS
     A. Sellers own all of the issued and outstanding capital stock (the “Shares”) of the Company.
     B. Sellers desire to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Sellers, in each case on the terms and subject to the conditions set forth in this Agreement.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing recitals and the respective covenants, agreements, representations and warranties contained herein, the parties, intending to be legally bound, agree as follows:
ARTICLE I
DEFINITIONS
     1.1 Definitions. The following capitalized terms used herein shall have the meanings indicated:
     “Acceptance Notice” has the meaning set forth in Section 2.4.
     “Accounts Receivable” has the meaning set forth in Section 3.22.
     “Acquisition Date” means September 17, 2004.
     “Action” means any action, claim, suit, litigation, arbitration, mediation or other proceeding by or before any Governmental Authority.
     “Affected Employees” has the meaning set forth in Section 6.10(a).
     “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with such Person. For purposes of this definition, “control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     “Agreement” has the meaning given to such term in the preamble hereto.
     “Ancillary Documents” means, with respect to a Person, any document executed and delivered by or on behalf of such Person, in connection with the execution and delivery of this Agreement or Closing, pursuant to the terms of this Agreement (but not including this Agreement).
     “Audit Escrow Agreement” means that certain Audit Escrow Agreement in the form attached hereto in Exhibit 1.1(a).
     “Audit Escrow Amount” has the meaning given to such term in Section 2.3(e).
     “Audit Payments” has the meaning given to such term in Section 6.13.
     “Audited Financial Statements” has the meaning given to such term in Section 3.7.
     “Cash” of the Company means the cash and cash equivalents of the Company determined in accordance with GAAP, as applied and interpreted by the Company consistent with past practice.
     “Closing” has the meaning given to such term in Section 10.1.
     “Closing Balance Sheet” has the meaning given to such term in Section 2.4.
     “Closing Date” has the meaning given to such term in Section 10.1.
     “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations promulgated thereunder.
     “Company” has the meaning given to such term in the preamble hereto.
     “Company Accounting Policies” means the internal policies used to prepare the Financial Statements as set forth on Exhibit A hereto.
     “Company Benefit Plan” means (i) any “employee welfare benefit plan,” as defined in Section 3(l) of ERISA, (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, (iii) any “multi-employer plan,” as defined in Section 4001(a)(3) of ERISA, and (iv) any other employee benefit plan, fund, program, or arrangement, in each case, (A) that is sponsored or maintained by the Company or to which the Company makes or has an obligation to make contributions and (B) which provides or at any time provided benefits to current or former employees of the Company or the dependents of any such employees.
     “Company IP” means all Intellectual Property owned by or filed in the name of the Company.
     “Company Product” means a product (other than a Company Software Product) as sold or offered for sale by the Company to a customer prior to the Closing.

     “Company Service” means a service as sold, offered for sale or provided by the Company to a customer prior to the Closing.
     “Company Software Product” means an object code software product whether included in or with a Company Product or separately provided by the Company to a customer as offered for license, licensed or sublicensed by the Company to a customer prior to the Closing.
     “Contracts” means all contracts, licenses, Leases, and other agreements (written or oral), to which the Company is a party or by which the Company is bound.
     “Controlled Portfolio Company” means a company (i) in which a Seller has a controlling interest and (ii) that competes with the business of the Company as conducted on the Closing Date.
     “Damages” means any loss, liability, damage or reasonable expense incurred as a result thereof, including, without limitation, reasonable attorneys’, accountants’ and experts’ fees.
     “Disclosure Schedule” has the meaning given to such term in the preamble to Article III.
     “Disclosure Supplement” has the meaning given to such term in Section 6.11.
     “Dispute Notice” has the meaning set forth in Section 2.4.
     “Documentation” means documentation, specifications, manuals and other user instructional materials related to Company Products, Company Software Products, Company Services and Owned Data Bases.
     “Earth Station” shall mean the Company equipment that as of the date hereof uses the Earth Station License.
     “Earth Station License” means that certain license (Call Sign E900081) issued to the Company by the FCC pursuant to which the Company is authorized to operate 50,100 half-duplex mobile earth terminals in the lower L-band via the AMSC-1 and MSAT-1 satellites.
     “Earth Station Management Agreement” means that certain Earth Station Management Agreement by and between the Company, FCC SPE, and the Sellers, in the form attached hereto in Exhibit 1.1(d).
     “Employee” means any employee of the Company immediately prior to the Closing.
     “Encumbrance” means any mortgage, lien, pledge, charge, security interest, encumbrance, or restriction.
     “Environmental Laws” means all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls or radiation, as such of the foregoing are enacted or in effect, prior to the Closing Date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     “ERISA Affiliate” means any Person (whether incorporated or unincorporated) that together with the Company would be deemed a “single employer” within the meaning of Section 414 of the Code.
     “ERISA Affiliate Plan” means (i) any “group health plan,” as defined in Section 5000(b)(1) of the Code, (ii) any “employee pension benefit plan,” as defined in Section 3(2) of ERISA that is subject to Title IV of ERISA, and (iii) any “multi-employer plan,” as defined in Section 4001(a)(3) of ERISA, sponsored or maintained at any time by any ERISA Affiliate, or to which such ERISA Affiliate makes or has made, or has or has had an obligation to make, contributions at any time.
     “Escrow Agreements” means the Audit Escrow Agreement, the Indemnification Escrow Agreement, and the Severance Escrow Agreement.
     “Escrow Agent” shall have the meaning set forth in Section 7.7.
     “Escrowed XATA Shares” shall have the meaning set forth in Section 2.3(b).
     “Estimated Working Capital” shall have the meaning set forth in Section 2.3(f).
     “FCC” means the Federal Communications Commission.
     “FCC Application” means an application requesting FCC consent to the assignment of the Earth Station License from the FCC SPE to the Company.
     “FCC Consent” means an action by the FCC (including acting taken by the FCC’s staff pursuant to delegated authority) granting its initial consent to the FCC Application.
     “FCC SPE” has the meaning given such term in Section 6.16.
     “Final Net Working Capital” means the Net Working Capital on the Closing Date as determined pursuant to Section 2.4.
     “Final Order” shall mean an action by the FCC or other regulatory authority having jurisdiction (i) with respect to which action no timely request for stay, motion or petition for reconsideration or rehearing, application or request for review or notice of appeal or other judicial petition for review is pending and (ii) as to which the time for filing any such request, motion, petition, application, appeal or notice and for the entry of orders staying, reconsidering or reviewing on the FCC’s or such other regulatory authority’s own motion has expired.
     “Financial Statements” has the meaning given to such term in Section 3.7.
     “GAAP” means generally accepted accounting principles as in effect in the United States from time to time.
     “Governmental Authority” means (i) any nation, state, county, city or other legal jurisdiction, (ii) any federal, state, local, municipal, foreign or other government, (iii) any governmental or quasi-governmental authority of any nature or (iv) any body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.
     “Hazardous Substance” means any solid, liquid or gaseous substance, chemical, compound, product, byproduct, waste, pollutant, contaminant or material, including, without limitation, asbestos in friable form, urea formaldehyde, polychlorinated biphenyls and petroleum and its refined products, that is subject to regulation, control or remediation by any applicable Governmental Authority or by any Environmental Law.
     “Holdback Amount” has the meaning set forth in Section 2.3(f).
     “Indebtedness” means, without duplication, (i) any indebtedness of the Company for borrowed money, (ii) any indebtedness of the Company evidenced by a note, bond or debenture and (iii) any interest, principal, prepayment penalties, fees or expenses to the extent paid in respect of those items listed in the foregoing clauses (i) and (ii).
     “Indemnification Escrow Agreement” means that certain Indemnification Escrow Agreement in the form attached hereto in Exhibit 1.1(b).
     “Indemnification Escrow Amount” has the meaning set forth in Section 2.3(c).
     “Indemnified Party” means a Purchaser Indemnified Party, a Seller Indemnified Party or a Seller and FCC SPE Indemnified Party, as the case may be.
     “Indemnifying Party” means a party that is required to indemnify any Indemnified Party pursuant to Article XI.
     “Independent Auditor” has the meaning set forth in Section 2.4.
     “Intellectual Property” means all of the following intellectual property rights owned by and used in the business of the Company prior to the Closing: (i) patents, patent applications and patent disclosures as well as any reissues, continuations, continuations-in-part, divisions, extensions or reexaminations thereof; (ii) trademark rights, service mark rights and rights to trade names and internet domain names, and registrations and applications for registration thereof; (iii) copyrights and registrations and applications for registration thereof;

(iv) trade secret rights and rights to confidential or proprietary information, and (v) other intellectual property rights.
     “IT Assets” means all of the computer software, computer firmware, computer hardware and related network hardware, software and communications devices (whether general or specific purpose), and other similar or related items of automated, computerized, and/or software systems that are operated by the Company in the conduct of its business prior to the Closing.
     “Key Employee” means John Lewis, Jeff Sim, Craig Malone, Tom Cuthbertson, Mark Spicer or Luther (“Chip”) Powell.
     “Knowledge of the Company” means the actual knowledge of John Lewis, Jeff Sim, Craig Malone, Tom Cuthbertson, Mark Spicer, Luther (“Chip”) Powell, Sean Dorney, Eva Kalawski, Steve Zollo, Matthias Heilmann, Renee Koontz and Todd Golditch; provided that for purposes of Section 3.11, Knowledge of the Company shall also include Frank Lancaster, Scot Nair, Pat Sharkey and Mike Szymanski .
     “Laws” means all laws of any country or any political subdivision thereof, including, without limitation, all federal, state and local statutes, regulations, ordinances, orders or decrees or any other laws, common law theories or reported decisions of any court thereof.
     “Leases” means all leases, subleases, licenses and other lease agreements, together with all amendments, supplements and nondisturbance agreements pertaining thereto, under which the Company leases, subleases, licenses or uses any real property.
     “License Alternative” has the meaning given to such term in Section 6.16.
     “Material Adverse Effect” means any condition, change, effect or circumstance that, individually or when taken together with all such conditions, changes effects or circumstances has or could reasonably be expected to have a material adverse effect on the operations, financial condition, business, assets or liabilities of the Company, other than any such effect resulting from (i) changes in the United States economy in general, (ii) changes generally affecting the industries in which the Company operates its business, (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) the outbreak or escalation of hostilities, war or acts of terrorism, or (v) the announcement of this Agreement or any transactions contemplated hereunder, the fulfillment of the parties’ obligations hereunder or the consummation of the transactions contemplated by this Agreement, provided that with respect to clauses (i) through (v), the changes or conditions do not have a materially disproportionate effect (relative to other participants in such industries).
     “Material Contract” has the meaning given to such term in Section 3.10(a).
     “Material Customer” has the meaning given to such term in Section 3.11.
     “Most Recent Financial Statements” has the meaning given to such term in Section 3.7.

     “Necessary IP Rights” shall have the meaning ascribed in Section 3.16(a).
     “Net Working Capital” means as specifically listed on Exhibit A (i) certain current assets of the Company less (ii) certain current liabilities of the Company, all as determined in accordance with GAAP consistently applied and calculated on a consistent basis with the Company Accounting Policies; provided that (1) no effect shall be given to the transactions contemplated hereby, and (2) Tax assets and deferred Tax liabilities, other than Working Capital Taxes, shall be excluded from current assets and current liabilities.
     “Organizational Documents” means, with respect to a limited partnership or limited liability company, the partnership or operating agreement of such entity and, with respect to a corporation, the certificate or articles of incorporation and the bylaws of such corporation, in each case as amended through the date hereof.
     “Owned Data Bases” shall have the meaning ascribed in Section 3.16(n).
     “Per Share Price” means the lesser of either (i) $3.50 per share or (ii) the average closing price of XATA Corporation common stock on the NASDAQ Stock Market for the five trading days preceding the Closing Date.
     “Permits” means all franchises, permits, licenses, qualifications, municipal and other authorizations, orders and other rights from, and filings with, any Governmental Authority.
     “Permitted Encumbrances” means (i) statutory liens for Taxes and other charges and assessments by any Governmental Authority that are not yet due and payable or are being contested in good faith, (ii) mechanics’, materialmen’s, and similar liens arising or incurred in the ordinary course of business of the Company that can be satisfied by a payment of cash to the lienholders, (iii) rights reserved to any Governmental Authority to regulate the affected assets, including zoning Laws and ordinances, (iv) as to real property interests, including leasehold interests, any easements, rights-of-way, servitudes, permits, restrictions, and minor imperfections or irregularities in title that do not, individually or in the aggregate, interfere with the ability to own, use, or operate such real property, (v) purchase money liens and liens securing rental payments under any capital lease arrangements shown in the Financial Statements, (vi) notice filings with respect to equipment leases or other leases of personal property, and (vii) any other Encumbrance that is immaterial with respect to the asset that it encumbers.
     “Person” means any individual, any entity or any unincorporated organization, including a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, or a joint venture.
     “Pre-Closing Products” means any product or service offered by the Company prior to the Closing Date.
     “Pre-Closing Statement” has the meaning set forth in Section 2.3(f).
     “Pre-Closing Severance Payments” has the meaning set forth in Section 6.14.
     “Pre-Closing Tax Period” has the meaning given to such term in Section 6.7(a).

     “Publicly Available Software” shall have the meaning ascribed in Section 3.16(i).
     “Purchase Price” has the meaning given to such term in Section 2.2.
     “Purchaser” has the meaning given to such term in the preamble hereto.
     “Purchaser Indemnified Parties” has the meaning given to such term in Section 11.2(a).
     “Purchaser’s Statement” has the meaning set forth in Section 2.4.
     “Records” has the meaning set forth in Section 6.9.
     “Registered IP” means all unexpired U.S., international and foreign (i) patents and patent applications (including provisional applications and design patents and applications) and all reissues, divisions, divisionals, renewals, extensions, counterparts, continuations and continuations-in-part applications thereof, and all patents, applications, and filings claiming priority thereto or serving as a basis for priority thereof, (ii) registered trademarks, service marks, applications to register trademarks, applications to register service marks, intent-to-use applications, or other registrations or applications related to trademarks, (iii) registered copyrights and applications for copyright registration, (iv) domain name registrations and Internet URL number assignments, and (v) other intellectual property rights that are the subject of an application, certificate, filing, registration or other document filed or recorded with, or issued by any governmental agency, in the case of each of clauses (i)-(v) above, owned by, under obligation of assignment to, or filed in the name of, the Company and used by the Company in the conduct of its business as presently conducted.
     “Representative” of a party means any officer, director, employee, principal, member, shareholder or partner of such party or any attorney, accountant or advisor to such party.
     “Review Period” has the meaning set forth in Section 2.4.
     “Rule 144” has the meaning set forth in Section 4.6(c).
     “Securities” means the Escrowed XATA Shares, the shares of common stock of XATA Corporation into which the Seller Convertible Notes are convertible, the Seller Convertible Notes, and the Seller Notes.
     “Seller and FCC SPE Indemnified Parties” has the meaning given to such term in Section 11.2(b).
     “Seller Convertible Notes” means those certain Promissory Notes made by Purchaser in favor of each of the Sellers in the aggregate principal amount equal to $525,000.
     “Seller Indemnified Parties” has the meaning given to such term in Section 11.2(b).

     “Seller Notes” means those certain Promissory Notes made by Purchaser in favor of each of the Sellers in the aggregate principal amount equal to $1,475,000.
     “Sellers” has the meaning given to such term in the preamble hereto and “Seller” means any of the Sellers.
     “Sellers’ Severance Escrow Amount” has the meaning set forth in Section 6.14.
     “Severance Escrow Agreement” means that certain Severance Escrow Agreement in the form attached hereto in Exhibit 1.1(c).
     “Severance Escrow Amount” has the meaning set forth in Section 2.3(d).
     “Severance Period” has the meaning set forth in Section 6.14.
     “Shares” has the meaning given to such term in Recital A of this Agreement.
     “Specified Representations” has the meaning given to such term in Section 11.1.
     “Subsidiary” means Logo Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company.
     “Target Amount” shall mean $1,100,000.00.
     “Tax(es)” means all taxes, charges, fees, levies, duties, imposts or other assessments or charges imposed by and required to be paid to any federal, state, local or foreign taxing authority, including, without limitation, income, excise, property (whether real or tangible personal property), sales, use, transfer, gains, ad valorem, value added, stamp, payroll, windfall, profits, gross receipts, license, occupation, commercial activity, employment, withholding, social security, workers’ compensation, unemployment compensation, capital stock and franchise taxes, alternative or add-on minimum (including any interest, penalties or additions attributable to or imposed on or with respect to any such assessment) and any estimated payments or estimated taxes.
     “Tax Return” means any return, report, information return or other similar document or statement (including any related or supporting information) filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax, including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax and all federal, state, local and foreign returns, reports and similar statements.
     “Third Party Reimbursement” has the meaning given to such term in Section 11.3.
     “Working Capital Taxes” means state sales, use, property and business Taxes, (including excise and franchise Taxes), but excluding state or federal income Taxes incurred by the Company in the ordinary course of business and consistent with past practice (including by type and amount) that are not due and payable as of the Closing Date.

     1.2 Interpretation. In this Agreement, unless otherwise specified or where the context otherwise requires:
          (a) language shall be construed simply according to its fair meaning and not strictly for or against any party;
          (b) the headings of particular provisions of this Agreement are inserted for convenience only and will not be construed as a part of this Agreement or serve as a limitation or expansion on the scope of any term or provision of this Agreement;
          (c) words importing any gender shall include other genders;
          (d) words importing the singular only shall include the plural and vice versa;
          (e) the words “include,” “includes” or “including” shall be deemed to be followed by the words “without limitation;”
          (f) the words “hereby,” “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement;
          (g) references to “Article,” “Section” or “Schedule” shall be to an Article, Section or Schedule of or to this Agreement;
          (h) references to any Person include the successors and permitted assigns of such Person;
          (i) any definition of or reference to any Law, agreement, instrument or other document herein will be construed as referring to such Law, agreement, instrument or other document as from time to time amended, supplemented or otherwise modified; and
          (j) any definition of or reference to any statute will be construed as referring also to any rules and regulations promulgated thereunder.
ARTICLE II
PURCHASE AND SALE
     2.1 Purchase of the Shares. On the terms and subject to the conditions of this Agreement, at the Closing, each Seller shall sell, assign and deliver the number of Shares set forth opposite such Seller’s name on Schedule A attached hereto to Purchaser, and Purchaser shall purchase and acquire such Shares from such Seller.
     2.2 Purchase Price. The aggregate purchase price for the Shares (the “Purchase Price”) shall be equal to seventeen million five hundred thousand dollars ($17,500,000), subject to adjustment pursuant to Section 2.4.

     2.3 Payment of Purchase Price. The Purchase Price shall be paid at Closing as follows:
          (a) Purchaser shall, on behalf of the Company, pay all outstanding Indebtedness in accordance with the payoff letters to be delivered at Closing pursuant to Section 10.4; and
          (b) Purchaser will issue to the Sellers the Seller Notes in the aggregate principal amount of $1,475,000 and the Seller Convertible Notes in the aggregate principal amount of $525,000;
          (c) Purchaser will deposit into escrow with the Escrow Agent an aggregate amount equal to $300,000 (the “Indemnification Escrow Amount”) all of which shall be made up of shares of common stock of XATA Corporation in an amount equal to (i) $300,000 divided by (ii) the Per Share Price (the “Escrowed XATA Shares”), to be held by the Escrow Agent pursuant to the terms of the Indemnification Escrow Agreement;
          (d) Purchaser will deposit into escrow with the Escrow Agent an aggregate amount equal to $673,000 (the “Severance Escrow Amount”) to be held by the Escrow Agent pursuant to the terms of the Severance Escrow Agreement;
          (e) Purchaser will deposit into escrow with the Escrow Agent an aggregate amount equal to $150,000 (the “Audit Escrow Amount”) to be held by the Escrow Agent pursuant to the terms of the Audit Escrow Agreement;
          (f) Two business days prior to Closing Date, Sellers shall deliver to Purchaser a pre-closing statement (the “Pre-Closing Statement”) setting forth Sellers reasonable calculation, prepared in accordance with the Company’s accounting policies and practices and in accordance with GAAP of the estimated Net Working Capital of the Company on the Closing Date (the “Estimated Working Capital”). If Estimated Working Capital is less than $850,000, then the Purchaser will retain from the Purchase Price an amount (the “Holdback Amount”) equal to (i) the Target Amount minus (ii) the Estimated Working Capital; and
          (g) An amount equal to the Purchase Price less the payments made under Sections 2.3(a) through 2.3(f) shall be allocated among Sellers pro rata in accordance with the number of Shares being sold and shall be paid by Purchaser to each Seller at the Closing by wire transfer of immediately available funds to such account as Sellers may designate in writing prior to the Closing.
     2.4 Purchase Price Adjustment.
          (a) Closing Balance Sheet and Purchaser’s Statement. No later than sixty (60) days following the Closing Date, the Purchaser shall prepare and deliver to the Sellers a balance sheet as of the close of business on the Closing Date (the “Closing Balance Sheet”) and a statement of the Net Working Capital as of the close of business on the Closing Date (“Purchaser’s Statement”), which shall be prepared in accordance with GAAP, consistently applied and consistent with the methodologies and principles used in the preparation of the Audited Financial Statements, together with reasonable backup documentation to support the line items included therein. The Sellers shall have a period of sixty (60) days from the receipt of Purchaser’s Statement (the “Review Period”) to review the Purchaser’s Statement. During the Review Period, the Purchaser shall cause its employees and accountants who were involved in the preparation of the Purchaser’s Statement to provide promptly to Sellers and their employees and accountants full access to the financial books and records used in the preparation of the Purchaser’s Statement including all working papers of Purchaser and its accountants, including without limitation, all back-up documentation to support the line items included in the Closing Balance Sheet and the Purchaser’s Statement. If as a result of such review, the Sellers disagree with Purchaser’s Statement, the Sellers shall deliver to the Purchaser a valid written notice of disagreement (a “Dispute Notice”) prior to the expiration of the Review Period, specifying in reasonable detail the nature and amount of such disagreement and including the Sellers’ determination of the Net Working Capital as of the Closing Date. If the Sellers agree with Purchaser’s Statement, the Sellers shall deliver a written statement to the Purchaser within the Review Period accepting Purchaser’s Statement (an “Acceptance Notice”), in which case Purchaser’s Statement shall be final and binding, effective as of the date on which the Purchaser receives the Acceptance Notice. If the Sellers do not deliver a Dispute Notice or an Acceptance Notice within the Review Period, then Purchaser’s Statement shall be final and binding, effective as of the first business day after the expiration of the Review Period.
          (b) Resolution of Disputes. If the Sellers deliver a Dispute Notice to the Purchaser in a timely manner, then the Purchaser and the Sellers shall attempt in good faith to resolve such dispute within fifteen (15) days from the date of the Dispute Notice (or such longer period as the parties may mutually agree). If the Purchaser and the Sellers cannot reach agreement within such fifteen (15) day period (or such longer period as they may mutually agree), then the Purchaser and the Sellers shall promptly refer the specific items in dispute to McGladrey & Pullen, LLP (the “Independent Auditor”) for binding resolution. The Independent Auditor shall work to resolve such dispute promptly and, to the extent practicable, within thirty (30) days from the date the dispute is submitted to the Independent Auditor. The Independent Auditor shall act based solely on the presentations of the Purchaser and the Sellers and not by independent review. Any item not specifically referred to the Independent Auditor for evaluation shall be deemed final and binding on the parties. The Independent Auditor shall deliver to the Purchaser and the Sellers a written opinion setting forth the final determination of the Net Working Capital as of the Closing Date calculated in accordance with the provisions of this Agreement, which shall not be more than as set forth in the Dispute Notice nor less than as set forth in Purchaser’s Statement. The determination of the Independent Auditor shall be final and binding, effective as of the date the Independent Auditor’s written opinion is received by the Purchaser and the Sellers. The fees, costs and expenses of the Independent Auditor shall be borne 50% by the Purchaser and 50% by the Sellers.
          (c) Final Settlement. If the Final Net Working Capital is less than the Target Amount, the Sellers shall, within five (5) business days from the effective date of such final determination, pay to the Purchaser the amount of such difference (minus the Holdback Amount, if any), such payment to be made by wire transfer of immediately available funds to such bank account as the Purchaser may designate (or in the absence of any such designation, by corporate check mailed to the Purchaser); if such difference is less than the Holdback Amount, the excess Holdback Amount shall be paid to Sellers by wire transfer of immediately available funds to such bank account(s) as the Sellers may designate. If the Final Net Working Capital is greater than the Target Amount, the Purchaser shall, within five (5) business days from the date of such final determination, pay to the Sellers the amount of such difference plus the Holdback Amount, such payment to be made by wire transfer of immediately available funds to such bank account(s) as the Sellers may designate. Any payments hereunder shall include interest accrued thereon since the Closing Date at the rate of 6% per annum.
          (d) Any payments made pursuant to this Section 2.4 shall be consistently treated as adjustments to the Purchase Price.
     2.5 Distribution of Subsidiary. Prior to the Closing, the Company shall distribute the stock of each of the Subsidiary and the FCC SPE to the Sellers or Affiliates of the Sellers (other than the Company).
     2.6 Transfer of Cash. On and prior to the Closing Date, the Sellers may cause the Company to transfer to the Sellers all Cash of the Company. To the extent all Cash as of the Closing Date is not transferred on the Closing Date to Sellers, the Purchaser shall cause the Company to promptly pay over to Sellers any such Cash after the Closing.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to Purchaser as follows, subject to the exceptions set forth in the disclosure schedule attached hereto, which is numbered to correspond to the sections qualified by the disclosures thereon (the “Disclosure Schedule”). Notwithstanding any other provision of this Agreement, the Company or the Sellers are not making any representations or warranties with respect to the Subsidiary.
     3.1 Organization and Authorization. The Company is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to (i) own, lease, and operate its properties and assets and to carry on its business as presently conducted and (ii) enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. The Company is qualified to do business in each jurisdiction in which the conduct of its business or ownership of its properties make such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have, individually or in the aggregate, a Material Adverse Effect. The FCC SPE is a corporation, duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite corporate power and authority to (i) own, lease, and operate its properties and assets and to carry on its business as presently conducted and (ii) enter into the Earth Station Management Agreement, perform its obligations thereunder and consummate the transactions contemplated thereby. The FCC SPE is qualified to do business in each jurisdiction in which the conduct of its business or ownership of its properties make such qualification necessary, except for such jurisdictions in which the failure to be so qualified would not have, individually or in the aggregate, a material adverse effect on ability of the FCC SPE’s ability to perform its obligations under the Earth Station Management Agreement.

     3.2 Due Execution and Delivery; Binding Obligations. The execution, delivery and performance of this Agreement and the Ancillary Documents by the Company has been duly authorized by all necessary action on the part of the Company. This Agreement has been, and at the Closing the Ancillary Documents will be, duly executed and delivered by the Company, and this Agreement constitutes, and each the Ancillary Document will constitute when executed, a legal, valid and binding agreement of the Company, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. The execution, delivery and performance of the Earth Station Management Agreement by the FCC SPE has been duly authorized by all necessary action on the part of the FCC SPE. At the Closing the Earth Station Management Agreement will be, duly executed and delivered by the FCC SPE, and the Earth Station Management Agreement will constitute when executed, a legal, valid and binding agreement of the FCC SPE, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     3.3 Capitalization.
          (a) The authorized capital stock of the Company consists of 1,000 shares of common stock, par value $0.01 per share, of which 1,000 shares are issued and outstanding and which constitute the Shares. The Shares are duly and validly authorized, issued and outstanding, fully paid and non-assessable. No equity interest in the Company was issued in violation of any Organizational Document of the Company, any Law or any pre-emptive right (or other similar right) of any Person. There are no: (1) outstanding subscriptions, options, warrants, put or call rights, preemptive rights, purchaser rights, subscription rights, conversion rights, exchange right or other securities, agreements or commitments of any nature whereby any Person has, or has a right to receive, any economic, voting, ownership or any other type of interest, equity or security in the Company; (2) equity appreciation, phantom stock, profit participation or similar right with respect to the Company; or (3) voting trust, proxy or other Contract or understanding with respect to any equity interest in the Company. True and correct copies of the Company’s Organizational Documents have been made available to Purchaser.
          (b) At the Closing, the Company will not own, directly or indirectly, any voting securities or other equity interests in, or have the right to control, any other Person.
     3.4 No Conflict or Violation. Neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby by the Company will result in (i) a breach or violation of, a conflict with, or create a right or obligation under, the Organizational Documents of the Company, (ii) a violation by the Company of any applicable Law, (iii) a breach or violation by the Company of or default under any order, judgment, writ, injunction decree or award to which it is a party or by which it is bound, or (iv) constitute a breach, violation of or a default under, conflict with or give rise to or create any right of any Person other than the Sellers to accelerate, increase, terminate, modify or cancel any right or obligation in a manner adverse to the Company or result in the creation of any Encumbrance, other than a Permitted Encumbrance, under, any Contract to which any Seller or the Company is a party or by which any asset of the Company is bound, except where such breach, violation, default, conflict or right under clause (iv) has not had, and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect or material adversely affect, individually or in the aggregate, Sellers’ ability to consummate the transactions contemplated herein. No material consents, Permits, approvals or authorizations of, or notices, declarations, filings, applications, transfers or registrations with, any Governmental Authority or any other Person are required to be made or obtained by the Company by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
     3.5 Legal Proceedings, Orders and Judgments. There is no action, claim, lawsuit, complaint or other proceeding pending, or to the Knowledge of the Company, threatened (i) against the Company, or any of its properties or assets, or to which the Company is a party, that is material to the Company, (ii) that challenges or seeks to prevent, enjoin, alter or delay the transactions contemplated hereby or (iii) that challenges or questions the legal right of the Company to conduct its operations as presently or previously conducted. Neither the Company, nor any of its assets or properties, is subject to any order, judgment, injunction, writ, indictment or information, grand jury subpoena or civil investigative demand, plea agreement, stipulation, decree or award (whether rendered by a court, commission, arbitration tribunal, or judicial, governmental or administrative department, body, agency, administrator or official, grand jury or any other forum for the resolution of grievances).
     3.6 Compliance with Law. At all times since the Acquisition Date, the Company has been operated in compliance in all material respects with all applicable Laws. The Company has not received any written notice or, to the Knowledge of the Company, oral notice from any Governmental Authority since the Acquisition Date claiming any material violation or material non-compliance by the Company of any Law. The Company possesses and is in compliance in all material respects with each material Permit necessary for the Company to own, operate and use its assets and conduct its business.
     3.7 Financial Statements. The Company has provided Purchaser with a true, correct and complete copy of the audited consolidated financial statements of the Company for the fiscal year ended December 31, 2006, including the notes thereto (the “Audited Financial Statements”) and the unaudited financial statements of the Company for the nine-month period ended September 30, 2007 (the “Most Recent Financial Statements”, and collectively with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP and the Company Accounting Policies on a consistent basis during the respective periods covered thereby. The Financial Statements are true and correct in all material respects and fairly present in all material respects the financial condition of the Company as of the dates thereof and the results of operations of the Company for the periods covered thereby, except that the Most Recent Financial Statements are subject to normal year-end adjustments (which adjustments would not be material in the aggregate, and would be of a normal and recurring type) and do not have notes included therewith.
     3.8 Absence of Undisclosed Liabilities. The Company has no liabilities or obligations (whether absolute or contingent) except for liabilities and obligations (i) reflected or reserved for on the most recent balance sheet included in the Financial Statements or disclosed in the notes to the Financial Statements, (ii) that have arisen since the date of such balance sheet in the ordinary course of business consistent with past practice, (iii) in connection with all Contracts, including without limitation the Material Contracts, which do not arise out of, relate to or result from and which are not in the nature of and were not caused by any breach of contract, tort, infringement or violation of applicable Law; (iv) liabilities, commitments or obligations to the extent expressly disclosed in the Disclosure Schedule; or (v) which in the aggregate do not exceed $50,000.
     3.9 Absence of Changes. Since September 30, 2007, (i) the Company has operated its business in the ordinary course, consistent with past practice, (ii) no change or event has occurred that has had or would reasonably be anticipated to have a Material Adverse Effect, (iii) no material asset or property of the Company has been destroyed, damaged or otherwise lost (whether or not covered by insurance); and (iv) the Company has not:
          (a) sold, transferred, disposed of, or agreed to sell, transfer, or dispose of, any material assets other than sales of inventory in the ordinary course of business consistent with past practice;
          (b) acquired any material assets other than purchases of inventory in the ordinary course of business consistent with past practice, nor acquired or merged with any other Person;
          (c) changed any financial or Tax accounting practice, policy or method;
          (d) made any loan, advance or capital contributions to or investment in any Person;
          (e) incurred any Indebtedness or entered into any guaranty of such Indebtedness;
          (f) canceled or forgiven any material debts or claims or redeemed or repaid any Indebtedness;
          (g) granted any Encumbrance on any material asset, other than any Permitted Encumbrance;
          (h) (1) became a guarantor with respect to any obligation of any other Person, (2) assumed or otherwise became obligated for any obligation of another Person for borrowed money, or (3) agreed to maintain the financial condition of any other Person;
          (i) (1) except in the ordinary course of business consistent with past practices, entered into any Material Contract, or amended or terminated (other than Material Contracts that are not with Material Customers or Material Suppliers and that terminated upon expiration in accordance with their terms) in any respect that is or was material and adverse to the Company any Material Contract to which the Company is or was a party, or (2) waived, released or assigned any material right or claim under any such Material Contract;

          (j) (1) failed to prepare and timely file all Tax Returns relating to the Company required to be filed by it during such period or timely withhold and remit any employment Taxes applicable to the Company, (2) filed any amended Tax Return, (3) made or changed any election with respect to Taxes, or (4) settled or compromised any Tax liability, entered into any Tax closing agreement, surrendered any right to claim a refund of Taxes, consented to any extension or waiver of the limitation period applicable to any Tax claim or assessment or took any other similar action relating to any Tax;
          (k) (1) adopted, entered into, amended or terminated any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any individual except as required to comply with applicable Law, (2) entered into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment, (3) increased the compensation or any fringe benefit of any director, officer or management-level employee or paid any benefit to any director, officer or management-level employee, other than pursuant to a then-existing plan or arrangement and in amounts consistent with past practice, or (4) granted any award to any director, officer or management-level employee under any bonus, incentive, performance or other compensation plan or arrangement (including the removal of any existing restriction in any benefit plan or agreement or award made thereunder);
          (l) amended the Company’s Organizational Documents;
          (m) authorized or issued any shares of capital stock or any subscription, option, warrant, call right, preemptive right or other agreement or commitment obligating the Company to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security in the Company; or
          (n) entered into any Contract, or agreed or committed (binding or otherwise), to do any of the foregoing.
     3.10 Material Contracts.
          (a) Section 3.10 of the Disclosure Schedule lists each of the following Contracts to which the Company is a party as of the date of this Agreement (excluding any Contract which will not survive the Closing and excluding the Leases listed on Section 3.12 of the Disclosure Schedule) (each such Contract, a “Material Contract”):
               (i) each Contract involving the borrowing of money by, or any extension of credit to, the Company (including any loan agreement, promissory note, guarantee, letter of credit or similar Contract);
               (ii) each Contract pursuant to which the Company is committed to make capital expenditures in excess of $100,000 in the fiscal year ending December 31, 2007 or any fiscal year thereafter;

               (iii) each Contract pursuant to which the Company is committed to make purchases of goods or services in excess of $150,000 in the fiscal year ending December 31, 2007 or any fiscal year thereafter;
               (iv) each Contract to sell, lease or otherwise dispose of any material assets or properties of the Company other than sales of inventory in the ordinary course of business;
               (v) each Contract for Company Products, Company Services or Company Software Products with a Material Customer;
               (vi) each joint venture, or partnership agreement;
               (vii) each Contract in the nature of or including a non-competition agreement;
               (viii) each employment, severance or change-of-control Contract;
               (ix) each Contract to pay or receive any royalty or license fee or to license (either as licensor or licensee) any Intellectual Property (other than any non-exclusive license for the use of any commercially available off-the-shelf software which was entered into in the ordinary course of business of the Company);
               (x) each Contract with any distributor or broker of Company Products, Company Services or Company Software Products;
               (xi) each Contract containing any form of most-favored pricing provision in favor of any customer of the Company; or
               (xii) each other material Contract not entered into in the ordinary course of business of the Company.
          (b) The Company has delivered to Purchaser true, correct and complete copies of each written Material Contract (not including purchase orders issued under any Material Contract) or accurate description of any oral Material Contracts. Each Material Contract is valid, binding and enforceable against the Company and, to the Knowledge of the Company, the other party in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity. To the Company’s Knowledge, no event has occurred that (with or without the passage of time or giving of notice) would constitute a material breach or default of, or permit termination, modification, acceleration or cancellation of, such Material Contract. The Company is not in material breach of any Material Contract, and no breach will occur as a result of the execution of this Agreement or the consummation of the transactions contemplated hereby. To the Knowledge of the Company, none of the other parties to any Material Contract is in material breach thereof.

     3.11 Material Customers. Section 3.11 of the Disclosure Schedule sets forth a true and complete list of those customers of the Company that had at September 30, 2007 at least 190 active subscribers (each, a “Material Customer”). During the six months prior to the date hereof, no customer has informed the Company in writing and, to the Knowledge of the Company, no Material Customer has orally informed the Company that such customer intends to cease doing business with the Company or to terminate or materially decrease its business with the Company.
     3.12 Real Property. The Company does not own (and has never owned) any real property. Section 3.12 of the Disclosure Schedule sets forth a complete list of all Leases. The real property subject to the Leases constitutes all of the real property interests which are leased, licensed, used or occupied in whole or in part by the Company in connection with its business. Each Lease is valid, binding and enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other Laws, now or hereafter in effect, relating to or limiting creditors’ rights generally, and (ii) general principles of equity. The Company is not in material breach of any Lease, and, to the Knowledge of the Company, none of the other parties to any Lease is in material breach thereof. The Company has provided to Purchaser true, complete and correct copies of each of the Leases. The Company has not executed or given any estoppel certificates or similar instruments to any mortgagee or other third party that would preclude assertion of any claim by the tenant under any Lease, affect any of the tenant’s rights or obligations under such Lease or otherwise be binding upon any successor to the Company’s position under such Lease. The Company has not contested, and is not currently contesting, any operating costs, real estate taxes or assessments or other charges payable by the tenant under any Lease. Except for the Leases, there are no leases, subleases or occupancy agreements in effect with respect to the real property affected by such Leases. There are no pending or, to the Knowledge of the Company, threatened or contemplated actions or proceedings regarding condemnation or other eminent domain actions or proceedings affecting the real property covered by any Lease or any part thereof, or of any sale or other disposition of such real property or any part thereof in lieu of condemnation.
     3.13 Tangible Property. The Company has good and marketable title to, or a valid leasehold interest in all equipment, furniture and other tangible assets used in the ordinary course of its business and operations as shown in the Most Recent Financial Statements, free and clear of any Encumbrances other than Permitted Encumbrances. All of the tangible assets, owned or leased by the Company are in good working order, ordinary wear and tear excepted, and are suitable for the purposes for which they are being used.
     3.14 Taxes.
          (a) The Company has timely filed all Tax Returns that it was required to file under applicable Law. All such Tax Returns were correct and complete in all material respects and were prepared in material compliance with all applicable Law. All Taxes due and owing by the Company have been paid or are properly accrued for on the books of the Company and the Working Capital Taxes will be reflected as a current liability as part of the adjustment to the Purchase Price under Section 2.4. The Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by a Governmental

Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by such jurisdiction. There are no liens for Taxes (other than Taxes not yet due and payable) upon any asset of the Company.
          (b) The Company has withheld and paid all Taxes required to have been withheld and paid by it in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.
          (c) No Governmental Authority has any reasonable basis to assess any additional Taxes with respect to the Company for any period for which a Tax Return has been filed. No Tax audit or Tax proceeding is pending or being conducted or, to the Knowledge of the Company, is threatened by or under the authority of any Governmental Authority with respect to the Company. The Company has not received from any Governmental Authority (including in any jurisdiction where the Company has not filed any Tax Return) any (1) notice indicating an intent to open an audit or other proceeding, (2) request for information related to Tax matters, or (3) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Governmental Authority against the Company. Sellers have delivered to Purchaser correct and complete copies of each income Tax Return, examination report, and statement of deficiency assessed against or agreed to by the Company that was filed or received since the Acquisition Date.
          (d) The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (e) The Company is not a party to any Contract or other arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (1) any “excess parachute payment” within the meaning of section 280G of the Code (or any similar provision of applicable state, local, or foreign law) and (2) any amount that will not be fully deductible as a result of section 162(m) of the Code (or any similar provision of state, local, or foreign law). The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company has disclosed on all of its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code. The Company is not a party to or bound by any Tax allocation or sharing Contract. The Company (A) has not been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) and (B) has no liability or obligation for the Taxes of any Person (other than the Company) under Regulation 1.1502-6 (or any similar provision of applicable state, local, or foreign law), as a transferee or successor, by Contract, or otherwise.
          (f) The unpaid Taxes of the Company (1) did not, as of the date of the Most Recent Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Financial Statements (rather than in any notes thereto) and (2) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the date of the Most Recent Financial Statements, the Company has not incurred any liability or obligation for Taxes arising from extraordinary gains or losses, as such term is used in GAAP, outside the ordinary course of business.
          (g) The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any:
               (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date;
               (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local, or foreign law) executed on or prior to the Closing Date;
               (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local, or foreign law);
               (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or
               (v) prepaid amount received on or prior to the Closing Date.
          (h) Other than as contemplated by Section 2.5 of this Agreement, the Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.
     3.15 Permits. Section 3.15 of the Disclosure Schedule lists all material Permits that are necessary to entitle the Company to own or lease, operate and use its assets and to carry on and conduct its business as currently conducted. There are no pending or, to the Knowledge of the Company, threatened claims or proceedings challenging the validity of or seeking to revoke or discontinue (other than expiration according to each respective Permit’s terms), any of the Permits, and each such Permit is in full force and effect.
     3.16 Intellectual Property.
          (a) The Company IP together with the intellectual property that the Company licenses from third parties is sufficient for the substantial conduct of the business of the Company as currently conducted (the “Necessary IP Rights”). To the Knowledge of the Company, the consummation of the transactions contemplated by this Agreement will not (i) alter, restrict, encumber, impair or extinguish any Necessary IP Rights, or (ii) result in the creation of any Encumbrance with respect to any of the Company IP.
          (b) There are no legal disputes or claims pending or to the Knowledge of the Company, threatened, (i) alleging infringement, misappropriation or any other violation of any intellectual property rights of any Person by the Company or any of the Company Products, Company Software Products or Company Services, or (ii) challenging the scope, ownership, validity, or enforceability of the Company IP or of the Company use rights under the Necessary IP Rights. To the Knowledge of the Company, the Company has not infringed, misappropriated or otherwise violated any intellectual property rights of any Person.
          (c) (i) The Company holds all right, title and interest in and to the Company IP, free and clear of any Encumbrance, other than Permitted Encumbrances (ii) no Person, other than the Company, possesses any current or contingent rights to license, sell or otherwise distribute or perform the Company Products, Company Software Products or Company Services and (iii) there are no restrictions on the disclosure, use, license or transfer of the Company Products, Company Software Products or Company Services.
          (d) Section 3.16(d)(i) of the Disclosure Schedule contains a true and complete list of all Registered IP. To the Knowledge of the Company, the Company has taken all reasonable and customary actions necessary to maintain and protect such Registered IP, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required material information, and all assignments (and licenses where required) of such Registered IP have been duly recorded with the appropriate governmental authorities. Section 3.16(d)(ii) of the Disclosure Schedule includes a true and complete list of all actions that must be taken within 90 days of the date hereof with respect to any of such Registered IP. To the Knowledge of the Company, none of such Registered IP has been adjudged invalid or unenforceable in whole or part.
          (e) Section 3.16(e)(i) of the Disclosure Schedule contains a true and complete list of all material licenses and other material Contracts pursuant to which the Company is granted rights in any third-party software (excluding any Publicly Available Software) (x) comprising all or part of any Company Software Product, or (y) used or held for use by the Company to perform any Company Service (excluding, for purposes of both clauses (x) and (y), any generally available, off-the-shelf software programs licensed by the Company on standard terms). Section 3.16(e)(ii) of the Disclosure Schedule contains a true and complete list of (A) all agreements pursuant to which the Company has provided source code of any Company Software Product or any part thereof to a third party, and (B) all third parties to whom the Company has granted a contingent right to receive the source code of any such Company Software Product or any part thereof, whether pursuant to an escrow arrangement or otherwise.
          (f) To the Knowledge of the Company, the Company has taken all reasonable and customary steps to protect its rights in the Company IP and to protect any confidential information provided to it by any other Person under obligation of confidentiality. Without limitation of the foregoing, to the Knowledge of the Company, the Company has not made any of its material trade secrets or other material confidential or proprietary information that they intended to maintain as confidential (including source code with respect to Company Software Products) available to any other Person except pursuant to written agreements requiring such Person to maintain the confidentiality of such information or materials.
          (g) The Company has obtained from all parties (including current or former directors, officers or employees) who have created any portion of, or otherwise who would have any rights in or to, any Company IP valid and enforceable written assignments of any such rights to the Company. To the Knowledge of the Company, the Company is not obligated to provide any consideration (whether financial or otherwise) to any third party with respect to any exercise of rights by the Company, or any successor to the Company, in any Company IP, Company Product, Company Software Product or Company Service.
          (h) Section 3.16(h) of the Disclosure Schedule contains a true and complete list of all material Company Products, Company Software Products and Company Services.
          (i) No Company Software Product (including any Company Software Product currently under development) contains any code that is subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including any obligation or condition under any “open source” license such as, without limitation, the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses) (collectively, “Publicly Available Software”). The Company has not incorporated or otherwise used Publicly Available Software in a manner that would require, or condition the use or distribution of, any Company Software Product on the disclosure, licensing or distribution of any source code for any portion of such Company Software Product.
          (j) The Company Software Products do not contain any computer code designed to materially disrupt, disable, harm, distort or otherwise impede in any material manner the legitimate operation of any Company Software Product by its authorized users, or any other associated software, firmware, hardware, computer system or network (including without limitation what are sometimes referred to as “viruses”, “worms”, “time bombs” and/or “back doors”).
          (k) The Company has not since the Acquisition Date transferred ownership of, or granted any exclusive license with respect to, any material Company IP to any other Person.
          (l) Since the Acquisition Date, no funding, facilities or personnel of any governmental agency were used, directly or indirectly, to develop or create, in whole or in part, any Company IP, including any Company Product, Company Software Product or Company Service. To the Knowledge of the Company, the Company is not nor has it ever been a member or promoter of, or a contributor to, any industry standards body or similar organization that could compel the Company to grant or offer to any other Person any license or right to material Company IP.
          (m) The IT Assets operate and perform in all material respects in a manner that permits the Company to substantially conduct its business as currently conducted and, to the Knowledge of the Company, no person has gained unauthorized access to any material IT Asset. The Company have implemented reasonable backup processes consistent with industry practices.

          (n) Section 3.16(n) of the Disclosure Schedule hereto separately lists and identifies all material computer data bases owned by the Company which include, without limitation, customer and prospective customer mailing lists (the “Owned Data Bases”). For each item on Section 3.16(n) of the Disclosure Schedule the Company has the right to use the Owned Data Bases in the conduct of its business as presently conducted, including all intellectual property rights associated therewith, free and clear of any Encumbrances that might limit or restrict such use. Neither the execution or the closing of this Agreement shall trigger any obligation on the part of the Company to place into, hold or release any Owned Data Base in escrow.
          (o) The Company Products, Company Software Products and Company Services are as described in their respective Documentation and functionally perform in accordance with such Documentation in all material respects when used and operated in accordance therewith.
     3.17 Employee Matters and Benefit Plans.
          (a) Section 3.17(a) of the Disclosure Schedule lists each employee of the Company as of the date hereof, along with each employee’s date of hire. No Employees are represented by any labor organization and the Company is not a party to or bound by any collective bargaining agreement or other agreement with any labor organization. Since the Acquisition Date, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or Governmental Authority with respect to any Employees.
          (b) There are no strikes, work stoppages, slowdowns, job actions, disputes, lockouts, arbitrations, or grievances or other material labor disputes pending or, to the Knowledge of the Company, threatened, against or involving the Company. There are no unfair labor practice charges, grievances, or complaints pending or, to the Knowledge of the Company, threatened by or on behalf of any Employee or group of Employees.
          (c) The Company has not received written notice of any complaints, charges, or claims against it and, to the Knowledge of the Company, there are no complaints, charges or claims threatened to be brought or filed with any Governmental Authority, based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company, which, individually or in the aggregate, are likely to result in a material obligation or liability of the Company.
          (d) There has been no “mass layoff” or “plant closing” as defined by the federal Worker Adjustment, Retraining and Notification Act or any similar state statute in respect of the Company within the six months prior to the date of this Agreement.
          (e) Section 3.17(e) of the Disclosure Schedule contains (i) a true and complete list of each Company Benefit Plan in effect as of the date of this Agreement, (ii) lists all insurance policies with respect to Company Benefit Plans, and (iii) lists all self insurance arrangements (other than deductible amounts) for Company Benefit Plans. With respect to each

Company Benefit Plan, the Company has made available to Purchaser a true and complete copy of the plan documents and any amendments thereto, and any related trust agreements, insurance contracts, or other funding vehicles, the Form 5500 annual reports and accompanying schedules, if any, filed for the last two plan years, the current summary plan description, or, if such plan is not subject to ERISA, a written summary of the benefits.
          (f) Each Company Benefit Plan complies, and has complied since the Acquisition Date (except for any noncompliance that has been fully addressed and resolved as of the date hereof), in all material respects with the provisions of and has been administered in material compliance with the applicable provisions of the Code and ERISA and all other applicable Laws.
          (g) There is no pending or, to the Knowledge of the Company, threatened claim, legal action, proceeding, audit or, to the Knowledge of the Company, investigation against or involving any Company Benefit Plan, other than routine claims for benefits. No filings have been made or are currently pending with respect to any Company Benefit Plan under any voluntary compliance program of the Internal Revenue Service or the Department of Labor. The Company has not engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which would reasonably be expected to subject the Company or any person that the Company has an obligation to indemnify to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
          (h) No Company Benefit Plan is or was subject to Title IV of ERISA or Section 412 of the Code or is or was a “multiemployer plan” within the meaning of Section 3(37) of ERISA. The Company has not received notice with respect to any Company Benefit Plan that is a multiemployer plan of (i) any failure by such plan to satisfy the minimum funding requirements of Section 412 of the Code, (ii) any application for or receipt of a waiver of such minimum funding requirements with respect to such plan, or (iii) such plan’s insolvency, entry into reorganization within the meaning of Section 4241 of ERISA, intention to terminate or proposed or threatened termination.
          (i) The Company (i) has no actual or potential withdrawal liability with respect to any multiemployer plan and (ii) has not incurred any liability under the Code or ERISA or other applicable Law with respect to an ERISA Affiliate Plan.
          (j) Each Company Benefit Plan that meets or purports to meet the requirements of Section 401(a) of the Code has been the subject of a favorable determination or opinion letter that has not been revoked, or the remedial amendment period under Section 401(b) of the Code and IRS Revenue Procedure 2007-44 has not expired.
          (k) All material contributions with respect to or on behalf of Employees to any Company Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA which have been required in accordance with the terms of such Company Benefit Plan have been timely made or accrued.
          (l) No Company Benefit Plan provides for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA.
          (m) Since December 31, 2004, any Company Benefit Plan that is a nonqualified deferred compensation plan subject to the requirements of Code Section 409A has been operated in compliance with the requirements of Code Section 409A and applicable guidance and regulations in effect from time to time thereunder. No event has occurred that would be treated by Code Section 409A(b) as a transfer of property for purposes of Code Section 83.
          (n) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of (including the forgiveness of indebtedness), any payment or benefit to any employee, officer or director of the Company under a Company Benefit Plan, or result in any limitation on the right of the Company to amend, merge or terminate any Company Benefit Plan or related trust.
          (o) Except as disclosed on Section 3.17(o) of the Disclosure Schedule, each Employee is an employee-at-will, and the Company would not have an obligation to make severance payments to any Employee if the Company were to terminate the Employee’s employment with the Company.
     3.18 Environmental Matters.
          (a) The Company is in compliance in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, the Company has obtained and is in compliance, in all material respects, with all Permits that may be required pursuant to Environmental Laws for the occupation of its facilities and the operation of its business as currently conducted.
          (b) The Company has not received any outstanding written notice, written report or other written information regarding any actual or alleged material violation of Environmental Laws, including any investigatory, remedial or corrective obligations, arising under Environmental Laws, with respect to its business.
     3.19 Insurance.
          (a) Section 3.19(a) of the Disclosure Schedule lists all policies to which the Company is a party or under which any of its assets, employees, officers, or directors (in each such individual’s capacity as such) is a named insured or otherwise the beneficiary of coverage thereunder. Certain of such policies are held by a Seller or an Affiliate of a Seller other than the Company, and are so identified on Section 3.19(a) of the Disclosure Schedule, and will not be available to Purchaser or the Company after the Closing, and Purchaser shall be responsible for arranging for such insurance for the Company after the Closing as Purchaser shall deem appropriate.

          (b) All such insurance policies are in full force and effect and the Company has not agreed to reduce or cancel any of such insurance policies prior to the Closing or received notice of any actual or threatened modification or cancellation of, or default under, any such policies.
     3.20 Affiliate Transactions. Except for such Contracts as will be terminated on or prior to the Closing, which are listed on Section 3.20 of the Disclosure Schedule, no Seller nor any officer, director, employee, stockholder, or Affiliate of any Seller or of the Company is a party to any Contract or transaction with, or has any claim for indemnification under applicable Law or any agreement against, the Company or has any interest in any property, real or personal or mixed, tangible or intangible, of the Company.
     3.21 No Brokers or Finders. Except for Morgan Keegan & Company, Inc., no agent, broker, finder, investment or commercial banker or other Person, engaged by or acting on behalf of any Seller or any Affiliate of any Seller or the Company in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein, is or will be entitled to any broker’s or finder’s or similar fees or other commissions from the Company as a result of this Agreement or the transactions contemplated herein. The Sellers shall be solely responsible for any such broker’s or finder’s or similar fees or other commissions.
     3.22 Accounts Receivable. All accounts receivable (including any notes receivable) of the Company that are reflected on the Financial Statements or on the accounting records of the Company as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business consistent with past practices. Other than product returns and matters in the ordinary course of business, there is no material contest, claim or right of set off under any Contract with any obligor of any Account Receivable regarding the amount or validity of such Account Receivable, net of reserves set forth on the Financial Statements or in the accounting records of the Company.
     3.23 Inventory. The inventory of the Company does not include items that are obsolete, damaged or slow moving, for which reserves have not been established in accordance with GAAP. The inventory of the Company is in good and merchantable condition, is suitable and usable for the purposes for which it is intended and is in a condition such that it can be sold in the ordinary course consistent with the Company’s past practice. The Company’s inventory is valued on the Financial Statements at the lesser of cost or fair market value net of reserves recorded in accordance with GAAP. Inventory now on-hand that was purchased after September 30, 2007 was purchased in the ordinary course of business by the Company at a cost not exceeding market prices prevailing at the time of purchase.
     3.24 Powers of Attorney. There is no outstanding power of attorney with respect to the Company.
     3.25 Product Warranties. The Company has no material liability (and there is no reasonable basis for any proceeding against it giving rise to any material liability) for replacement or repair or other damages in connection with product warranty claims, subject to: (a) the greater of $750,000 and the reserve for product warranty claims shown on the face of the

Company’s audited financial statements for the year ended December 31, 2007, plus (b) cash received after Closing as payment for such product warranties that is not included in clause (a). No product manufactured, sold, leased or delivered by the Company is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease identified in the Disclosure Schedule.
     3.26 Products Liability. The Company has no material liability arising out of, relating to or resulting from any injury to any individual or property as a result of the ownership, possession or use of any product manufactured by the Company since the Acquistion Date and prior to the Closing Date.
     3.27 Material Suppliers. Section 3.27 of the Disclosure Schedule lists the suppliers (listing dollar volume for each) of products and services to the Company currently under contract which involved payments for the 9-month period ended September 30, 2007 in excess of $150,000 (excluding professional service providers and suppliers that will not provide products or services to the Company after the Closing) (a “Material Supplier”). During the six months prior to the date hereof, no current supplier has informed the Company in writing and no Material Supplier has orally informed the Company that such supplier intends to terminate, including with respect to any material component used in the Company’s products, or materially reduce any aspect of its or any of its Affiliate’s business relationship with the Company.
     3.28 Indebtedness. Except for Indebtedness listed in Section 3.28 of the Disclosure Schedule, the Company has no Indebtedness outstanding on date hereof and except for Indebtedness to be paid off pursuant to a payoff letter, the Company will not have any Indebtedness outstanding on the Closing Date.
     3.29 Disclaimer of Additional and Implied Warranties. Sellers and the Company are making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement and the Ancillary Documents, and no other statements, documents or communications that may be made or provided, or may have been made or provided, including, without limitation, the Confidential Memorandum prepared by Morgan Keegan & Company, Inc. in connection with the proposed sale of the Company, or any other information made available to Purchaser or its Representatives at any time in any “data room,” management presentation, break-out session or response to any question submitted by Purchaser or its Representatives, shall be deemed to be a representation or warranty of any Seller or the Company for any purpose.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SELLERS
     Each Seller represents and warrants severally and not jointly to Purchaser as follows with respect only to such Seller, subject to the exceptions set forth in the Disclosure Schedule attached hereto.
     4.1 Organization and Authorization. Such Seller is a limited partnership, or limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all requisite power and authority to enter into this Agreement, perform its obligations hereunder and consummate the transactions contemplated hereby. John Lewis , Jeff Sim, Steve Zollo, Matthias Heilmann, Renee Koontz and Todd Golditch are the members of the operating committee of the Company that is responsible for the oversight of the Company.
     4.2 Due Execution and Delivery; Binding Obligations. The execution, delivery and performance of this Agreement and the Ancillary Documents by such Seller has been duly authorized by all necessary action on the part of such Seller. This Agreement has been, and at the Closing the Ancillary Documents will be, duly executed and delivered by such Seller, and this Agreement constitutes, and each the Ancillary Document will constitute when executed, a legal, valid and binding agreement of such Seller, enforceable against such Seller in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     4.3 Title to Shares. Each Seller owns, of record and beneficially, the Shares set forth opposite such Seller’s name on Schedule A attached hereto, and at the Closing such Shares will be free and clear of all Encumbrances, except for restrictions on transfer under federal and state securities Laws.
     4.4 No Conflict or Violation. Neither the execution and delivery of this Agreement by such Seller nor the consummation of the transactions contemplated hereby by such Seller will result in (i) a breach or violation of, a conflict with, or create a right or obligation under, the Organizational Documents of such Seller, (ii) a violation by such Seller of any applicable Law, or (iii) a breach or violation by such Seller of or default under any order, judgment, writ, injunction decree or award to which it is a party or by which it is bound. No material consents, Permits, approvals or authorizations of, or notices, declarations, filings, applications, transfers or registrations with, any Governmental Authority or any other Person are required to be made or obtained by such Seller by virtue of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.
     4.5 Disclaimer of Additional and Implied Warranties. Sellers and the Company are making no representations or warranties, express or implied, of any nature whatsoever except as specifically set forth in this Agreement and the Ancillary Documents, and no other statements, documents or communications that may be made or provided, or may have been made or provided, including, without limitation, the Confidential Memorandum prepared by Morgan Keegan & Company, Inc. in connection with the proposed sale of the Company, or any other information made available to Purchaser or its Representatives at any time in any “data room,” management presentation, break-out session or response to any question submitted by Purchaser or its Representatives, shall be deemed to be a representation or warranty of any Seller or the Company for any purpose.
     4.6 Securities. In connection with the acquisition of the Securities, each of the Sellers represents to Purchaser as follows:
          (a) The Seller has been provided the opportunity to ask questions and receive answers concerning Purchaser and the transaction in which the Securities are being issued, and to obtain any other information it deems necessary to verify the accuracy of the information provided to it; and has otherwise acquired information about Purchaser sufficient to reach an informed and knowledgeable decision to acquire its pro rata portion of the Securities. The Seller is acquiring its pro rata portion of the Securities for its own account for investment purposes only and not with a view to, or for resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (“Act”).
          (b) The Seller further understands that the Escrowed XATA Shares and the shares of common stock of XATA Corporation into which the Seller Convertible Notes are convertible must be held indefinitely unless subsequently registered under the Act or unless an exemption from registration is otherwise available. In addition, the Seller understands that the certificate evidencing its pro rata portion of the Escrowed XATA Shares and the shares of common stock of XATA Corporation into which the Seller Convertible Notes are convertible will be imprinted with a legend in substantially the following form:
THE SECURITIES EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE OR OTHER SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, OR ASSIGNED EXCEPT (i) PURSUANT TO REGISTRATIONS THEREOF UNDER SUCH LAWS, OR (ii) IF, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO XATA CORPORATION THE PROPOSED TRANSFER MAY BE EFFECTED IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS WITHOUT SUCH REGISTRATIONS.
          (c) The Seller is aware of the provisions of Rule 144 promulgated by the SEC under the Act (“Rule 144”), which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of the issuer), in a nonpublic offering subject to the satisfaction of certain conditions.
          (d) The Seller understands that the Securities have not been registered under any state or other securities laws and may not be offered or sold without compliance with applicable state or other securities laws, whether through registration of the offer and sale of the Securities or in reliance upon one or more exemptions from registration available under state or other securities laws. The Seller understands that Purchaser is not obligated to register the Securities.
          (e) The Seller is an “accredited investor” as defined in Rule 501 promulgated under the Act. The Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks relating to its acquisition of its pro rata portion of the Securities.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PURCHASER
     Purchaser represents and warrants to Sellers as follows:

     5.1 Organization and Authorization of Purchaser. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of its State of incorporation. Purchaser has the requisite corporate power and authority to enter into this Agreement, the Seller Notes and the Seller Convertible Notes, to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.
     5.2 Due Execution and Delivery; Binding Obligations. The execution, delivery and performance by Purchaser of this Agreement the Seller Notes and the Seller Convertible Notes, have been duly authorized by all necessary action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser. This Agreement, the Seller Notes and the Seller Convertible Notes, constitute the legal, valid and binding agreements of Purchaser, enforceable in accordance with their terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, arrangement, moratorium or similar Laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     5.3 No Conflict or Violation. Neither the execution and delivery of this Agreement, the Seller Notes or the Seller Convertible Notes by Purchaser nor the consummation of the transactions contemplated hereby or thereby, will result in (i) a violation of, or a conflict with, Purchaser’s Organizational Documents, (ii) a material violation by Purchaser of any applicable Law or (iii) a violation by Purchaser of any order, judgment, writ, injunction decree or award to which it is a party or by which Purchaser is affected. No consents, Permits, approvals or authorizations of, or declarations, filings, applications, transfers or registrations with, any Governmental Authority or any other Person are required to be made or obtained by Purchaser by virtue of the execution, delivery or performance of this Agreement, the Seller Notes or the Seller Convertible Notes, or the consummation of the transactions contemplated hereby or thereby.
     5.4 No Brokers or Finders. No agent, broker, finder, investment or commercial banker or other Person engaged by or acting on behalf of Purchaser or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the transactions contemplated herein is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the transactions contemplated herein except for such fees that will be payable by Purchaser or by the Company after the Closing.
     5.5 Funding. Purchaser has or will have at Closing the required funds needed to consummate the purchase of the Shares as contemplated by this Agreement.
     5.6 Investment Intent. Purchaser is acquiring the Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Purchaser has no present intention of selling, granting participation in, or otherwise distributing the Shares. Purchaser is an “accredited investor” as defined in Rule 501(a) under the Act. Purchaser understands that the Shares have not been registered under the Act, and that the Shares may not be sold, transferred or otherwise disposed of without registration under the Act, or an exemption therefrom. Purchaser has such knowledge and experience in financial, Tax, and business matters in general, and investments in securities in particular, so as to enable Purchaser to evaluate the merits and risks of an investment in the Shares and to make an informed investment decision with respect to an investment in the Shares.
     5.7 Issuance of Shares of XATA Corporation Common Stock. The Escrowed XATA Shares and the shares of common stock of XATA Corporation into which the Seller Convertible Notes are convertible have been duly authorized and reserved, and, upon issuance in accordance with the terms of this Agreement and the Seller Convertible Notes, respectively, will be validly issued, fully paid and non-assessable.
     5.8 Financing. Purchaser has delivered to Sellers true and complete copies of the commitment letter, dated as of December 19, 2007, between Purchaser and Silicon Valley Bank and the commitment letter, dated as of December 19, 2007, between Purchaser and Partners for Growth II, L.P. (the “Financing Commitments”), pursuant to which such lenders (the “Lenders”) have agreed to lend the amounts set forth therein (the “Financing”) for the purpose of funding the transactions contemplated by this Agreement. None of the Financing Commitments has been amended or modified since the date thereof and hereof, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments and the execution of subordination agreements between the Lenders and the Sellers. The aggregate proceeds to be disbursed pursuant to the agreements contemplated by the Financing Commitments, together with available cash of the Purchaser, will be sufficient for Purchaser to pay the aggregate cash Purchase Price and to pay all related fees and expenses, including payment of all amounts contemplated by Article II of this Agreement. As of the date of this Agreement, to the knowledge of Purchaser no event has occurred that is reasonably likely to result in any breach or violation of or constitute a default or a failure of any condition (or an event which with notice or lapse of time or both would become a default or failure) under the Financing Commitments, and Purchaser does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Purchaser on the Closing Date. Purchaser has caused to be fully paid all commitment fees or other fees required to be paid prior to the date of this Agreement pursuant to the Financing Commitments.
ARTICLE VI
COVENANTS
     6.1 Access to Information. From the date hereof through the Closing Date, the Company shall provide Purchaser and its Representatives with such information regarding the Company as Purchaser may reasonably request. Notwithstanding the foregoing, Purchaser shall not contact any employee, lessor, customer or supplier of the Company regarding the transactions contemplated herein without the prior written consent of the Company, which consent will not be unreasonably withheld.
     6.2 Conduct of the Business. Except as specifically contemplated by this Agreement, from the date hereof through the Closing Date, the Company shall conduct its business in the ordinary course consistent with past practice. For avoidance of doubt, this section shall not apply to the Subsidiary. Without limiting the generality of the foregoing, except as specifically contemplated by this Agreement or as consented to in writing by Purchaser, the Company shall not:
          (a) amend the Company’s Organizational Documents;
          (b) authorize or issue any shares of capital stock or any subscription, option, warrant, call right, preemptive right or other agreement or commitment obligating the Company to issue, sell, deliver or transfer (including any rights of conversion or exchange under any outstanding security or other instrument) any economic, voting, ownership or any other type of interest or security in the Company;
          (c) sell, transfer, dispose of, or agree to sell, transfer, or dispose of, any material assets other than sales of inventory in the ordinary course of business consistent with past practice;
          (d) acquire any material assets other than purchases of inventory in the ordinary course of business consistent with past practice, or acquire or merge with any other Person;
          (e) change any financial or Tax accounting practice, policy or method;
          (f) make any loan, advance or capital contributions to or investment in any Person;
          (g) incur any indebtedness for borrowed money or enter into any guarantee of such indebtedness;
          (h) cancel or forgive any material debts or claims or redeem or repay any indebtedness for borrowed money;
          (i) grant any Encumbrance on any material asset, other than any Permitted Encumbrance;
          (j) become a guarantor with respect to any obligation of any other Person, (2) assume or otherwise became obligated for any obligation of another Person for borrowed money, or (3) agree to maintain the financial condition of any other Person;
          (k) except in the ordinary course of business consistent with past practices, (1) enter into any material Contract, or amend or terminate (other than upon expiration in accordance with its terms) in any respect that is or was material and adverse to the Company any material Contract to which the Company is or was a party, or (2) waive, release or assign any material right or claim under any such material Contract;
          (l) (1) fail to prepare and timely file all Tax Returns relating to the Company required to be filed by it during such period or timely withhold and remit any employment Taxes applicable to the Company, (2) file any amended Tax Return, (3) make or change any election with respect to Taxes, or (4) settle or compromise any Tax liability, enter into any Tax closing agreement, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment or took any other similar action relating to any Tax;
          (m) (1) adopt, enter into, amend or terminate any bonus, profit-sharing, compensation, severance, termination, pension, retirement, deferred compensation or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any individual, except as required to comply with applicable Law, (2) other than in the ordinary course of business, enter into or amended any employment arrangement or relationship with any new or existing employee that had or will have the legal effect of any relationship other than at-will employment, (3) other than in the ordinary course of business, increase the compensation or any fringe benefit of any director, officer or management-level employee or pay any benefit to any director, officer or management-level employee, other than pursuant to a then-existing plan or arrangement and in amounts consistent with past practice, or (4) other than in the ordinary course of business, grant any award to any director, officer or management-level employee under any bonus, incentive, performance or other compensation plan or arrangement (including the removal of any existing restriction in any benefit plan or agreement or award made thereunder); or
          (n) authorize, commit or agree to take any of the foregoing actions.
     6.3 Regulatory and Other Authorizations; Consents; Permits. Each party hereto shall use its commercially reasonable efforts to obtain all authorizations, consents, orders and approvals of any Governmental Authority (other than the FCC which shall be governed by Section 6.16), that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and will cooperate fully with the other party in promptly seeking to obtain all such authorizations, consents, orders and approvals. The Sellers, Purchaser and the Company shall each use commercially reasonable efforts to obtain, as soon as practicable, the consent of each other Person that is required under any Contract, Lease, Permit or otherwise as a result of the transactions contemplated by this Agreement; provided, however, that prior to the Closing, Purchaser shall not contact such Persons without the prior written consent of the Company. Without limiting the generality of the foregoing, Purchaser agrees to provide such assurances as to financial capability, resources and credit worthiness as may be reasonably requested by any Person whose consent or approval is sought hereunder; provided, however, that except as provided herein Purchaser is not required to make any payment to any other Person regarding any authorizations, consents, orders or approvals, other than fees of their legal counsel in connection therewith.
     6.4 Confidentiality.
          (a) The confidentiality obligations of Purchaser shall be governed by that certain Confidentiality Agreement between Morgan Keegan and Company, Inc. and the Purchaser date May 21, 2007 (the “Confidentiality Agreement”), which shall not be affected by the execution of this Agreement, except that (i) after the Closing Date, confidential information covered by the Confidentiality Agreement, for purposes of the obligations of the Purchaser under the Confidentiality Agreement, will be deemed not to refer to any information then relating to the business of the Company and (ii) the Purchaser may disclose confidential information covered by the Confidentiality Agreement to the extent required by applicable Law or Nasdaq rules and regulations.
          (b) For a period of five years from the Closing Date (except for all Company trade secrets, for which the period shall continue until it is no longer a trade secret as a result of disclosure of such information by persons other than the Sellers and their employees and representatives) Sellers will hold, and will use their reasonable best efforts to cause their respective representatives and Affiliates to hold, in confidence, except to the extent required by applicable Law, all confidential information regarding the Company, except to the extent that such information can be shown to have been (i) previously known on a nonconfidential basis by Sellers, (ii) in the public domain through no fault of the Sellers or (iii) later lawfully acquired by Sellers from sources other than the Company or the Purchaser or any of its subsidiaries or any other person not under a non-disclosure or confidentiality obligation in favor of the Company or the Purchaser or any of its subsidiaries; provided, that Sellers may disclose such information (A) to their employees and representatives who need to know such information for purposes of participating in the evaluation, negotiation and/or execution of the transactions contemplated by this Agreement and the Ancillary Documents so long as such persons are informed by Sellers of the confidential nature of such information and are directed by Sellers to treat such information confidentially and (B) to the extent required to defend any claim asserted against Sellers or assert any claim that may be available to Sellers. The Sellers shall be responsible for any failure to treat such information confidentially by such persons. The Sellers specifically acknowledge and agree that (1) this Section 6.4(b) and each term hereof are reasonable and necessary to ensure that the Purchaser receives the expected benefits of acquiring the Shares, (2) the Purchaser has refused to enter into this Agreement in the absence of this Section 6.4(b) and (3) breach of this Section 6.4(b) will harm the Purchaser to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of a breach by the Seller of this Section 6.4(b), the Purchaser (in addition to all other remedies the Purchaser may have) will be entitled to seek a temporary restraining order, injunction and other equitable relief (without posting any bond or other security) restraining the Sellers from committing or continuing such breach.
     6.5 Publicity. Except as may be required by applicable Law or Nasdaq rules and regulations , no party to this Agreement shall, or shall allow any of its Affiliates, to make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without prior consent of the other party, and the parties shall cooperate as to the timing and contents of any such announcement. Notwithstanding the foregoing, after the initial announcement of the transactions contemplated hereby by the parties and provided that the Closing has occurred, then each party may issue further press releases, tombstones and similar announcements without the consent of the other party, provided that such announcements are consistent with, and not broader in scope with respect to the information they disclose, than the announcements previously mutually agreed.
     6.6 Indemnification of Officers and Directors. For a period of not less than six years after the Closing, Purchaser shall, and shall cause the Company to, (i) indemnify, defend and hold harmless the officers, directors, employees and agents of the Company to the fullest extent permitted under applicable Law against Damages arising out of claims brought or made by third parties based on the actions of such persons in their capacities as officers, directors, employees or agents of the Company prior to the Closing, and (ii) maintain in full force and effect and honor, all obligations to indemnify the officers, directors, employees and agents of the Company and to advance expenses existing in favor of such persons in effect as of the Closing Date under Delaware Law or as provided in the Organizational Documents of the Company or in any written agreement between the Company, on the one hand, and any such Person, on the other hand.
     6.7 Tax Matters. The following provisions shall govern the allocation of responsibility as between Purchaser and Sellers for certain tax matters following the Closing Date:
          (a) Tax Periods Ending On or Before the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiary for all periods ending on or prior to the Closing Date (the “Pre-Closing Tax Period”) which are filed after the Closing Date. Purchaser shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence at least thirty (30) days prior to the due date for such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by Sellers. Sellers shall reimburse Purchaser for Taxes of the Company and its Subsidiary with respect to such Pre-Closing Tax Periods within fifteen (15) days after payment by Purchaser or the Company and the Subsidiary of such Taxes to the extent such Taxes in the aggregate exceed the aggregate amount of Taxes reflected in Final Net Working Capital.
          (b) Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods which begin before the Closing Date and end after the Closing Date. Purchaser shall permit Sellers to review and comment on each such Tax Return described in the preceding sentence at least thirty (30) days prior to the due date for such Tax Returns and shall make such revisions to such Tax Returns as are reasonably requested by Sellers. Seller shall pay to Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes which relates to the portion of such Taxable period ending on the Closing Date to the extent such Taxes in the aggregate exceed the aggregate amount of Taxes reflected in the Final Net Working Capital. For purposes of this Section 6.7, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the Closing Date, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any credits or reductions to Tax (such as net operating losses) relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant taxable period ended on the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company. Purchaser shall use reasonable best efforts to prepare the returns described in Section 6.7(a) and this Section 6.7(b) for Sellers’

review, comment and filing within 60 days after the Closing (to the extent the relevant taxable period has ended before that 60th day).
          (c) Refunds and Tax Benefits. Any Tax refunds that are received or Tax credits utilized by Purchaser or the Company and the Subsidiary, any reduction in Tax liability or any amounts credited against Tax to which Purchaser or the Company and the Subsidiary become entitled, that are attributable to Pre-Closing Tax Periods or, with regard to Tax periods that include but do not end on the Closing Date, portions of those Tax periods ending on the Closing Date, shall be for the account of Sellers, and Purchaser shall pay over to Sellers any such refund, reduction in Tax liability or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or a proceeding results in a payment or credit against Tax by a taxing authority to the Purchaser or the Company and the Subsidiary of any amount accrued on the Most Recent Financial Statements, the Purchaser shall pay such amount to Sellers within fifteen (15) days after receipt or entitlement thereto. Notwithstanding the foregoing, all net operating losses of the Company shall be for the account of the Company and the Purchaser and not for the account of the Sellers, and the Purchaser shall have no obligation to pay to Sellers any amount with respect to the Company’s net operating losses.
          (d) Cooperation on Tax Matters. Purchaser, the Company, and Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 6.7 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The party that is liable for the payment of any Taxes under this Agreement shall control such audit, litigation or other proceeding with respect to such Taxes and shall control the decision as to any settlement. Such party shall also pay all costs and expenses in connection with such audit, litigation or other proceeding (including any cost of cooperation of the other party). The Company and Sellers agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiary relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or Sellers, as the case may be, shall allow the other party to take possession of such books and records.
          (e) Tax Treatment of Purchase and Sale of Shares. Each of Purchaser, Company and Sellers agree to treat the portion of the Purchase Price received by Sellers pursuant to this Agreement which is (i) attributable to proceeds of any debt financing arranged by Purchaser in connection with the purchase and sale of Shares as a redemption of such portion of each Sellers’ Shares and (ii) not described in clause (i) as a sale of such portion of each Sellers’ Shares, in each case, for all Tax purposes unless otherwise required by a Governmental Entity. It is the intent of the parties that such redemption and sale shall give rise to capital treatment to the

Sellers for federal income tax purposes and each of Purchaser, the Company and Sellers shall report consistently therewith on any relevant Tax Returns.
          (f) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by Purchaser when due, and Purchaser will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, Sellers will, and will cause their affiliates to, join in the execution of any such Tax Returns and other documentation.
     6.8 Further Assurances. Each party will execute, acknowledge and deliver such documents and instruments reasonably requested by the other party, and will take any other action consistent with the terms of this Agreement that may reasonably be requested by the other party, for the purpose of giving effect to the transactions contemplated by this Agreement.
     6.9 Post-Closing Maintenance of Records. The Purchaser shall: (i) maintain all books and other records, including without limitation, Tax Returns of the Company (the “Records”) for seven (7) years after the Closing Date, (ii) grant the Sellers access to the Records at any reasonable time, and from time to time, upon request by the Sellers in connection with any reasonable business purpose; and (iii) permit Sellers to make copies of such Records for the foregoing purposes, at Sellers’ expense. The Sellers may retain copies of such Records as they deem necessary after the Closing.
     6.10 Employees and Employee Benefit Plans.
          (a) Purchaser agrees that for a one year period following the Closing it shall, or shall cause one of its Affiliates to, provide the Affected Employees with employee benefits and compensation that are substantially comparable in the aggregate to those provided to other similarly situated employees of the Purchaser or those provided as of the Closing Date to the Affected Employees by the Company. For purposes of this Agreement, “Affected Employees” shall mean Employees and former employees of the Company as of the Closing Date and, if applicable, any of their dependents, beneficiaries, qualified beneficiaries under COBRA and alternate payees.
          (b) Nothing contained herein shall obligate Purchaser to employ, or offer to employ, or cause the Company to continue to employ, any current or former employee of the Company, to retain any Employees for any specific period, to institute or maintain any levels of compensation or benefit plans or arrangements, or otherwise to take or continue any actions with respect to the Employees after the Closing, it being understood that no Employee is intended to or shall receive by reason of this Agreement any direct or third party beneficiary rights against Purchaser.
          (c) Except as expressly set forth in this Agreement, Purchaser shall have at all times complete discretion to determine the specific benefit plans, programs, policies and arrangements to be provided to Employees; however, Employees shall be given credit for purposes of eligibility and vesting under each employee benefit plan, program, policy or arrangement of Purchaser or any Affiliate thereof in which the Employees are eligible to participate for all service with the Company (to the extent such credit was given for a similar purpose by a comparable employee benefit plan, program, policy or arrangement, if any, of the Company). Purchaser shall take all reasonable steps to ensure that each Employee’s vacation and personal time off accrued through the Closing Date shall continue to be honored after the Closing Date.
          (d) At or prior to the Closing, the Company shall cause all amounts due, if any, under its 2007 Participation Plan, 2007 bonus plan and change of control agreements to be paid and such plans to be terminated with no further obligation to the Company.
     6.11 Updating of Schedules. Sellers and the Company shall, from time to time prior to the Closing, by notice in accordance with this Agreement, supplement or amend the Disclosure Schedule to this Agreement (the “Disclosure Supplement”) (i) with respect to any fact, change, condition or circumstance that occurs after the date of this Agreement which, if existing or occurring before or at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule or (ii) with respect to any fact that existed as of the date of this Agreement, to correct any disclosures that were inaccurately made or to add any disclosures that were inaccurately omitted. With respect to any fact, change, condition or circumstance described in clause (i) above, (x) if the fact, change, condition or circumstance contained in the Disclosure Supplement would cause the condition contained in Section 7.1 not to be met, then Purchaser must either terminate this Agreement or accept such Disclosure Supplement as an amendment to the Disclosure Schedule and (y) if the fact, change, condition or circumstance contained in the Disclosure Supplement would not cause the condition contained in Section 7.1 not to be met, then Purchaser may seek any indemnification available to Purchaser under this Agreement following the Closing with respect to such fact, change, condition or circumstance; provided, however, that, Purchaser shall not be entitled to seek indemnification with respect to any such fact, change, condition or circumstance under this Agreement that occurs in the ordinary course of the Company’s business and was not the result of actions taken in violation of Section 6.2 (it being understood and agreed that the threat or the commencement of litigation in the ordinary course will, among other matters, be exempted from any indemnification obligation pursuant to clause (y)). With respect to any items of the type described in clause (ii) above, if the fact, change, condition or circumstance contained on the Disclosure Supplement would not prevent the fulfillment of the condition contained in Section 7.1, or if such fact, change, condition or circumstance would prevent the fulfillment of the condition contained in Section 7.1 but the parties still allow the Closing to occur, Purchaser may seek any indemnification available to Purchaser under this Agreement following Closing with respect to such fact, change, condition or circumstance. For the avoidance of doubt, no disclosure by Sellers or the Company under this Section, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any breach of representation or warranty or breach of covenant for purposes of Sections 7.1 or 7.2.
     6.12 Covenant Not to Hire Employees.
          (a) To further ensure that Purchaser receives the expected benefits of acquiring the Shares, the Sellers agree that (subject to the other terms of this Section 6.12), throughout the period that begins on the Closing Date and ends on the second anniversary of the

Closing Date (the “Non-Solicit Period), the Sellers will not, and the Sellers will cause each of their Controlled Portfolio Companies not to, directly or indirectly solicit for employment or hire any individual who is a Key Employee except that nothing herein prohibits the Sellers or any of their Controlled Portfolio Companies from any (A) general solicitation for employment (including in newspapers or magazines, over the internet or by any search or employment agency) if not specifically directed towards such Key Employees, or (B) solicit (or thereafter hire) a Key Employee who at the time of solicitation is not an employee of the Company.
          (b) The Sellers specifically acknowledge and agree that (1) this Section 6.12 and each term hereof are reasonable and necessary to ensure that the Purchaser receives the expected benefits of acquiring the Shares, (2) the Purchaser has refused to enter into this Agreement in the absence of this Section 6.12 and (3) breach of this Section 6.12 will harm the Purchaser to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of a breach by the Seller of this Section 6.12, the Purchaser (in addition to all other remedies the Purchaser may have) will be entitled to seek a temporary restraining order, injunction and other equitable relief (without posting any bond or other security) restraining the Sellers from committing or continuing such breach.
     6.13 Audit. The Company shall retain Grant Thornton to audit the financial statements of the Company for the 2007 fiscal year. The fees and expenses of Grant Thornton (“Audit Payments”) shall be the responsibility of the Sellers and shall not be included in the calculation of Net Working Capital. The Audit Escrow Amount will be held by the Escrow Agent pursuant to the terms of the Audit Escrow Agreement. The Company shall pay any such Audit Payments out of the funds deposited by Sellers with the Escrow Agent pursuant to the Audit Escrow Agreement. If such Audit Escrow Amount is insufficient to cover the entire amount of such Audit Payments, then Sellers shall immediately reimburse the Company for the amount of any such Audit Payments paid by the Company in excess of the Audit Escrow Amount.
     6.14 Severance Payment. For a period of 200 days after the Closing (the “Severance Period”), the Company, or the Purchaser on behalf of the Company, may make severance payments and/or payments for breach of employment contract (collectively, the “Post-Closing Severance Payments”), as applicable, to any Employee employed after the Closing Date who may be terminated by the Company during the Severance Period. From and after the Closing, Sellers shall be responsible for one-half of the Post-Closing Severance Payments made by Purchaser or the Company, which one-half share shall not exceed $336,500 (the “Sellers’ Severance Escrow Amount”). Immediately prior to Closing, the Sellers will deposit into a separate escrow with the Escrow Agent $673,000 to be held by the Escrow Agent pursuant to the terms of the Severance Escrow Agreement. Purchaser or the Company may at any time during the Severance Period, from time to time, upon notice to the Escrow Agent use all or any portion of the Severance Escrow Amount to make, or to reimburse the Company for payment of, Post-Closing Severance Payments and shall provide reasonable evidence of the amount and recipient of any Post-Closing Severance Payments to Sellers upon request.
     6.15 Subordination Agreements. Sellers shall use commercially reasonable efforts to negotiate definitive subordination agreements with the Lenders relating to the Seller Notes and Seller Convertible Notes, which subordination agreements will provide, among other matters, that all amounts due under such notes may be paid on maturity or acceleration, if Purchaser is in compliance with certain financial covenants in the agreements governing the senior indebtedness.
     6.16 Earth Station License.
          (a) The Company (prior to Closing) and the Sellers shall use their commercially reasonable efforts to obtain the consent of the FCC to assign the Earth Station License from the Company to GeoLogic Management, Inc., a Delaware corporation wholly owned by the Sellers (the “FCC SPE”), whose sole purpose shall be to hold the Earth Station License and to enter into and perform in accordance with the terms and conditions of the Earth Station Management Agreement.
          (b) As soon as reasonably practicable after execution of this Agreement, the Sellers and the Company shall file the FCC Application. The Sellers and the Company agree to file the FCC Application with all reasonable diligence and take all steps reasonably necessary and otherwise use their commercially reasonable efforts to obtain the FCC Consent as expeditiously as possible, including the filing of all appropriate or necessary supplemental filings and amendments and vigorously contesting and opposing any petitions, objections, challenges or requests for reconsideration thereof, provided however, that neither the Company nor the Sellers shall have any obligation to participate in an evidentiary hearing on the FCC Application. No party hereto shall take any action not contemplated by this Agreement that such party knows or would reasonably be expected to know would adversely affect obtaining the FCC Consent. All fees and expenses related to the preparation and filing of the FCC Application (including FCC filing fees), other than the fees and expenses of the Company’s attorneys, shall be the responsibility of the Sellers. Within 10 business days after the FCC Application becomes a Final Order, the Sellers will (i) cause the FCC SPE to assign the license to the Company for an amount equal to $10 by executing the Assignment and Assumption Agreement in the form set forth as Exhibit 6.16 hereto and (ii) Sellers and the Company shall take all steps necessary to notify the FCC within 15 business days thereof that the FCC Application has been consummated.
          (c) In the event the FCC fails or refuses to issue the FCC Consent on or before January 1, 2009 and such failure or refusal is due to any action or failure to act by either: (a) the Sellers or their Affiliates (excluding the Company), (b) the Company prior to Closing, or (c) the FCC or members of its staff, then the Sellers shall use their reasonable best efforts to secure for the Company either (x) an earth station license from the FCC in the Company’s own name and stead that has technical parameters that allow the Company to operate its Earth Station business in the substantially the same manner as it currently operates such business (with no added cost or expense to the Company or any change in the service area or any modifications to Company’s products) (“Option X”), or (y) an agreement with a third party entity (a “Third Party”) that would result in the assignment or transfer of the Earth Station License from the FCC SPE to such Third Party, but would allow the Company to manage the Earth Station business in substantially the same manner (with no added cost or expense to the Company or any change in the service area or any modifications to Company’s products) in which such business currently is being conducted (“Option Y,” either “Option X” or “Option Y,” the “License Alternative”). Sellers shall be responsible for all fees and expenses related to the License Alternative, including costs associated with any agreement and/or ensuring that any application filed at the FCC has become a Final Order. In the event that Sellers pursue Option Y, Sellers shall prepare and file an application for the assignment or transfer of the Earth Station License to a Third Party, and shall file all appropriate or necessary supplemental filings and amendments and vigorously contest and oppose any petitions, objections, challenges or requests for reconsideration thereof, provided however, that the Sellers shall not have any obligation to participate in an evidentiary hearing on such assignment or transfer application to the Third Party. The Purchaser and the Company shall cooperate with the Sellers in seeking to obtain the License Alternative at the Sellers’ sole cost and expense. Notwithstanding the foregoing, the Earth Station Management Agreement shall remain in full force and effect until any application filed pursuant to a License Alternative shall have become a Final Order and the License Alternative shall have been implemented, and Sellers shall cause the FCC SPE to fulfill its obligations under the Earth Station Management Agreement.
          (d) In the event the FCC fails or refuses to issue the FCC Consent on or before January 1, 2009 and such failure or refusal is primarily due to any action or failure to act by either: (a) the Purchaser or its Affiliates (excluding the Company), or (b) the Company following Closing, then the Sellers shall have no further obligation, other than to: (x) cooperate with the Purchaser and the Company in their efforts to secure the License Alternative at the Company’s sole cost and expense and (y) to cause the FCC SPE to fulfill its obligations under the Earth Station Management Agreement, which shall remain in full force and effect.
          (e) Each of the Sellers and the FCC SPE agree to comply with their respective obligations under the terms of the Earth Station Management Agreement. The Sellers and the FCC SPE specifically acknowledge and agree that (1) the provisions of the Earth Station Management Agreement are reasonable and necessary to ensure that the Purchaser receives the expected benefits of acquiring the Shares, (2) the Purchaser has refused to enter into this Agreement in the absence of this Section 6.16(e) and (3) breach of this Section 6.16(e) will harm the Purchaser to such an extent that monetary damages alone would be an inadequate remedy. Therefore, in the event of a breach by the Sellers or the FCC SPE of this Section 6.16(e), the Purchaser (in addition to all other remedies the Purchaser may have) will be entitled to seek a temporary restraining order, injunction and other equitable relief (without posting any bond or other security) restraining the Sellers and the FCC SPE from committing or continuing such breach.
     6.17 Financing.
          (a) Purchaser shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments, including commercially reasonable efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Purchaser to obtaining the Financing, (iii) negotiate definitive agreements with respect thereto on terms and conditions contained in the Financing Commitments or other terms that would not materially and adversely impact the ability of Purchaser to timely consummate the transactions contemplated hereby and (iv) consummate the Financing at or prior to the Closing (including by enforcing all of its rights under the Financing Commitments). Purchaser shall not agree to or permit any amendment, supplement or other modification of, or waive any of its rights under, any Financing

Commitment or any definitive agreements related to the Financing, in each case, without the Sellers’ prior written consent (which consent shall not be unreasonably withheld or delayed), except any such amendment, supplement or other modification to the Financing Commitments that would not (A) materially reduce the aggregate amount of the Financing below that amount required to consummate the purchase of the Shares and the other transactions contemplated by this Agreement, (B) materially adversely amend or expand any conditions to funding the Financing that are contained in the Financing Commitments, or (C) reasonably be expected to prevent or materially impede the consummation of the Financing or the transactions contemplated by this Agreement. Upon any such amendment, supplement or modification of the Financing Commitments in accordance with this Section 6.17, Purchaser shall provide a copy thereof to the Sellers and the term “Financing Commitments” shall mean the Financing Commitments as so amended, supplemented or modified.
          (b) In the event all or any portion of the Financing becomes unavailable on the terms and conditions described in or contemplated by the Financing Commitments for any reason, Purchaser shall use its commercially reasonable efforts to arrange to obtain, as promptly as practicable following the occurrence of such event alternative financing from alternative sources (the “Alternative Financing”) in an amount sufficient to consummate the transactions contemplated by this Agreement which in Purchaser’s reasonable judgment would not involve financial terms that are less beneficial, and other terms that are less beneficial in the aggregate, to Purchaser, would not involve any conditions to funding the Financing that are not expressly contained in the Financing Commitments and would not reasonably be expected to prevent or materially impede the consummation of the Financing or the transactions contemplated by this Agreement.
          (c) Purchaser shall give the Sellers prompt written notice of any breach by any party of the Financing Commitments (or commitments for any Alternative Financing) of which Purchaser becomes aware or any termination of the Financing Commitments (or commitments for any Alternative Financing). Purchaser shall keep the Sellers informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing (or Alternative Financing) and, to the extent permitted, provide to the Sellers copies of all documents related to the Financing (or Alternative Financing).
ARTICLE VII
CONDITIONS PRECEDENT TO PURCHASER’S PERFORMANCE
     The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Purchaser:
     7.1 Accuracy of Sellers’ and the Company’s Representations and Warranties. The representations and warranties of Sellers and the Company contained in this Agreement shall be true and correct as of the Closing Date as though made at that time (without regard to any “material,” “materiality” or “Material Adverse Effect” qualifications included therein (other than defined terms such as “Material Customers” and “Material Contracts”) and except that those representations and warranties that speak as to a stated date, in which case such representation shall be true and correct as of such date), except to the extent that the failure of the representations and warranties, taken as a whole, to be true and correct would not reasonably be expected to have a Material Adverse Effect, to materially delay the Closing or to materially and adversely affect the ability of Sellers to consummate the transactions contemplated by this Agreement.
     7.2 Performance of Sellers’ and the Company’s Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Sellers or the Company at or before the Closing Date shall have been duly and properly performed and complied with in all material respects at or before the Closing Date.
     7.3 No Governmental Order or Adverse Law. There must not be any applicable Law that restrains, prohibits or enjoins (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated, enforced or entered. There must not be any pending or threatened proceeding, order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority that seeks to restrain, prohibit or enjoin (whether temporarily, preliminarily or permanently), consummation of any transaction contemplated herein.
     7.4 Deliverables. Purchaser shall have received from each Seller each of the deliverables described in Section 10.2.
     7.5 Landlord Consents. Purchaser shall have received, with respect to each Lease the consent of the landlord under each Lease to the transactions contemplated by this Agreement, to the extent required by such Lease.
     7.6 Escrow Agreements. U.S. Bank National Association (the “Escrow Agent”) must have executed and delivered each of the Escrow Agreements to each party.
     7.7 Earth Station License. The Sellers shall have transferred the Earth Station License from the Company to the FCC SPE in accordance with Section 6.16 hereof and delivered to Purchaser the Earth Station Management Agreement executed by the FCC SPE.
     7.8 No Material Adverse Effect. Since the date of this Agreement, there must not have been any Material Adverse Effect on the Company.
     7.9 Financing. Purchaser shall have received the Financing contemplated by the Financing Commitments on the terms set forth in the Financing Commitments.
ARTICLE VIII
CONDITIONS PRECEDENT TO SELLERS’ PERFORMANCE
     The obligation of Sellers to consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, unless waived in writing by Sellers:
     8.1 Accuracy of Purchaser’s Representations and Warranties. The representations and warranties of Purchaser contained in this Agreement shall be true and correct when made and on and as of the Closing Date as though made at that time (without regard to any “materiality” qualifications included therein), except to the extent that the failure of the representations and warranties, taken as a whole, to be true and correct would not reasonably be expected to materially delay the Closing or to materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.
     8.2 Performance of Purchaser’s Covenants. All covenants, agreements and obligations required by the terms of this Agreement to be performed, satisfied or complied with by Purchaser at or before the Closing Date shall have been duly and properly performed and complied with by Purchaser at or before the Closing Date.
     8.3 No Governmental Order or Adverse Law. There must not be any applicable Law that restrains, prohibits or enjoins (whether temporarily, preliminarily or permanently) consummation of any transaction contemplated herein that has been enacted, issued, promulgated, enforced or entered. There must not be any pending or threatened proceeding, order, writ, judgment, injunction, decree, stipulation, determination or award by any Governmental Authority that seeks to restrain, prohibit or enjoin (whether temporarily, preliminarily or permanently), consummation of any transaction contemplated herein.
     8.4 Deliverables. Each Seller shall have received from Purchaser each of the deliverables described in Section 10.3.
     8.5 Escrow Agreements. The Escrow Agent must have executed and delivered each of the Escrow Agreements to each party.
     8.6 Subordination Agreements. The Sellers and Lenders shall have executed and delivered subordination agreements relating to the Seller Notes and Seller Convertible Notes, in form and substance reasonably satisfactory to the Sellers.
ARTICLE IX
TERMINATION PRIOR TO CLOSING
     9.1 Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to Closing:
          (a) By the mutual written consent of Purchaser and Sellers;
          (b) By either Purchaser or Sellers, by written notice to the other party if the Closing shall not have occurred on or before March 31, 2008; provided, however, that neither party may terminate this Agreement pursuant to this Section 9.1(b) if the failure to consummate the transactions contemplated hereby prior to such date is the direct or indirect result of any breach of any covenant, representation or warranty of such party or because any of the conditions precedent to the obligations of the other party have not been satisfied in all material respects due to any action or failure to act by such party;
          (c) By Purchaser, by prior written notice to the Sellers, if (1) any of the Sellers or the Company commits a material breach of any of the terms of this Agreement, and

(2) such breach is not cured within fifteen (15) days after Purchaser has notified Sellers of its intent to terminate pursuant to this Section 9.1(c);
          (d) By Sellers, by prior written notice to Purchaser, if Purchaser commits a material breach of any of the terms of this Agreement, and (2) such breach is not cured within fifteen (15) days after the Sellers have notified Purchaser of their intent to terminate pursuant to this Section 9.1(d); or
          (e) By Sellers, by written notice to Purchaser, if the Financing has not been obtained by the Purchaser on or before January 31, 2008.
     9.2 Effect on Obligations. Termination of this Agreement pursuant to Section 9.1 shall terminate all obligations of the parties hereunder and this Agreement shall become void and have no effect without any liability on the part of any party, except for the obligations under Sections 6.4 (Confidentiality), 6.5 (Publicity), and 11.2 (Indemnification Obligations), and Article XII (Miscellaneous Provisions); provided, however, that termination shall not relieve any party defaulting or breaching this Agreement from any liability for such default or breach (or be deemed a waiver of any right of the non-defaulting or non-breaching party in connection therewith). The exercise of a right of termination of this Agreement is not an election of remedies.
ARTICLE X
THE CLOSING
     10.1 Closing. Subject to the satisfaction and/or waiver of the conditions set forth herein, the consummation of the sale and purchase of the Shares (the “Closing”) shall occur on the second business day following satisfaction and/or waiver of the conditions to the Closing (other than conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions at Closing) or on such other date as may be mutually agreed to by the parties (the “Closing Date”). Closing will be effective as of 11:59 p.m. on the Closing Date.
     10.2 Sellers’ Obligations. At the Closing, each Seller shall deliver to Purchaser:
          (a) The certificate(s) representing the Shares being sold by such Seller, accompanied by stock transfer power(s), duly executed on behalf of such Seller, and otherwise in a form acceptable for transfer on the books of the Company and approved in advance by the Purchaser (such approval not to be unreasonably withheld);
          (b) A certificate, dated the Closing Date, from the Company and such Seller and signed by an authorized officer, certifying that the conditions specified in Section 7.1 and Section 7.2 above have been fulfilled;
          (c) the written resignation of each director and of each officer who is not an employee of the Company, with each such resignation effective as of the Closing;

          (d) the Escrow Agreements, dated the Closing Date and executed by such Seller;
          (e) the original minute books and stock ownership records of the Company; and
          (f) a written release of all obligations of the Company under, and termination of, the Credit Agreement (the “Credit Agreement”) dated September 14, 2005, by and among the Company, the lenders that are signatories thereto and Wells Fargo Foothill, Inc., as the arranger and administrative agent, including a release of all Collateral (as defined in the Credit Agreement) and liens securing the Company’s obligations under the Credit Agreement.
     10.3 Purchaser’s Obligations. At the Closing, Purchaser shall deliver to each Seller:
          (a) The Purchase Price payable to such Seller in accordance with Section 2.2;
          (b) A certificate, dated the Closing Date, from Purchaser and signed by an authorized officer, certifying that the conditions specified in Section 8.1 and Section 8.2 above have been fulfilled;
          (c) The Escrow Agreements, dated the Closing Date and executed by such Seller; and
          (d) The Seller Notes and the Seller Convertible Notes, in substantially the form of Exhibit 10.3(d), as set forth in Section 2.3(b), each executed by Purchaser.
     10.4 The Company’s Obligations. At the Closing, the Company shall deliver to Purchaser “pay-off letters” from each Person to whom Indebtedness is owed that is to be paid at Closing, setting forth the aggregate amount required to be paid to such Person and providing an agreement of such Person to release any and all Encumbrances secured by such Indebtedness upon the payment of the amount set forth in the applicable payoff letter.
ARTICLE XI
INDEMNIFICATION
     11.1 Survival of Representations and Warranties. All representations and warranties under this Agreement shall survive the Closing through the date that is 18 months after the Closing Date, at which date such representations and warranties shall terminate; provided, however, that (a) the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.21, 4.1, 4.2 and 4.3 (collectively, the “Specified Representations”) shall survive until the expiration of all applicable statutes of limitations, and (b) the representations and warranties set forth in Sections 3.14 and 3.17 shall survive the Closing through the date that is three years after the Closing Date.

     11.2 Indemnification Obligations.
          (a) Indemnification by Sellers.
               (i) Sellers shall, severally and not jointly, indemnify and hold harmless Purchaser and the Company (after Closing) and their officers, directors, members and employees (collectively, the “Purchaser Indemnified Parties”) from and against, and shall reimburse the Purchaser Indemnified Parties for, any and all Damages resulting from any untruth, inaccuracy or breach of representation or warranty made by the Company in Article III or any covenant of the Company contained in this Agreement or any Ancillary Document to be performed prior to the Closing. Each Seller shall be liable only for their pro rata (based on ownership of the Company at the Closing) portion of claims under this Section 11.2 (a)(i).
               (ii) Each Seller shall, severally and not jointly, indemnify and hold harmless the Purchaser Indemnified Parties from and against, and shall reimburse the Purchaser Indemnified Parties for, any and all Damages resulting from (A) any untruth, inaccuracy or breach of a representation or warranty made by such Seller in Article IV or (B) any breach or default in the performance by such Seller of any covenant or agreement of such Seller contained herein, in the Disclosure Schedule or in the Escrow Agreements, provided that indemnification with respect to Section 6.16 of this Agreement or the Earth Station Management Agreement shall be governed by Section 11.2(a)(iii) and not this clause.
               (iii) Sellers shall, severally and not jointly, indemnify and hold harmless Purchaser Indemnified Parties from and against, and shall reimburse the Purchaser Indemnified Parties for, any and all Damages resulting from, arising out of, based on, or relating to a breach of the covenant in Section 6.16 hereto. From and after the Closing, Sellers and FCC SPE shall, severally and not jointly, indemnify and hold harmless Purchaser Indemnified Parties from and against, and shall reimburse the Purchaser Indemnified Parties for, any and all Damages resulting, arising out of, based on, or relating to any breach of any covenant or agreement of FCC SPE under the Earth Station Management Agreement, except to the extent the Seller and FCC SPE Indemnified Parties are otherwise indemnified by the Purchaser or the Company therefor under Section 11.2(b). Each Seller shall be liable only for its pro rata (based on ownership of the Company at Closing) portion of claims under this Section 11.2(a)(iii).
          (b) Indemnification by Purchaser.
               (i) Purchaser shall, and from and after the Closing, the Company shall, indemnify and hold harmless Sellers, their Affiliates and any of their respective officers, directors and employees (collectively, the “Seller Indemnified Parties”) from and against, and shall reimburse the Seller Indemnified Parties for, any and all Damages, resulting from (i) any untruth, inaccuracy or breach of representation, warranty, agreement, or covenant of the Purchaser in this Agreement, the Disclosure Schedule or the Escrow Agreement, or (ii) any liability arising from or relating to the conduct of the business of the Company from and after the Closing Date, except to the extent Purchaser is otherwise indemnified by the Sellers therefor under Section 11.2(a).

               (ii) From and after Closing, the Purchaser and the Company shall indemnify and hold harmless Sellers and FCC SPE, their Affiliates and any of their respective officers, directors and employees (collectively, the “Seller and FCC SPE Indemnified Parties”) from and against, and shall reimburse the Seller and FCC SPE Indemnified Parties for, any and all Damages, resulting from, arising out of, based on or relating to (i) any gross negligence or willful misconduct of the Company in the performance of the Management Services (as defined in the Earth Station Management Agreement), or (ii) any breach of any covenant or agreement of the Company under the Earth Station Management Agreement, except to the extent Purchaser is otherwise indemnified by the Sellers therefor under Section 11.2(a)
          (c) Limitations on Liability. Notwithstanding the rights of the Indemnified Parties to indemnification under this Article XI, and except with respect to claims for fraud, claims for breaches of covenants (subject to the limitations provided below), Indemnifying Party’s indemnification obligations to the Indemnified Party shall be limited as follows:
               (i) Indemnifying Party shall only be liable for Damages that are based on an untruth, inaccuracy or breach of representation or warranty in this Agreement, the Disclosure Schedule or any Ancillary Document, other than a breach of the Specified Representations and claims under Sections 11.2(a)(iii) and 11.2(b)(ii) (which shall not be so limited), if and to the extent such Damages exceed one-half percent (.5%) of the Purchase Price in the aggregate (“Deductible”);
               (ii) the aggregate amount of Seller’s liability for Damages under this Article XI, other than for breaches of the Specified Representations and claims under Section 11.2(a)(iii) (which shall not be so limited), shall not exceed seventeen and one half percent (17.5%) of the Purchase Price (“Cap”);
               (iii) the aggregate amount of Purchaser’s liability for Damages under this Article XI, other than for breaches of the representations and warranties set forth in Sections 5.1, 5.2, 5.4 and 5.5 and claims under Section 11.2(b)(ii) (which shall not be so limited), shall not exceed the Cap;
               (iv) the aggregate amount of Sellers’ and FCC SPE’s liability for Damages for claims under Section 11.2(a)(iii) shall not exceed $17.5 million;
               (v) the aggregate amount of Purchaser’s liability for Damages for claims under Section 11.2(b)(ii) shall not exceed $17.5 million; and
               (vi) the aggregate amount of each Seller’s liability for Damages for all claims as a result of, or based upon or arising from this Agreement or any Ancillary Document (including the Earth Station Management Agreement, but excluding the Escrow Agreements) or the transactions contemplated hereby or thereby shall not in any event exceed the Purchase Price, in the aggregate, received by such Seller; and
               (vii) the aggregate amount of the Purchaser’s and the Company’s (after the Closing) liability for Damages for all claims as a result of, or based upon or arising from this Agreement or any Ancillary Document (including the Earth Station Management Agreement, but excluding the Escrow Agreements) or the transactions contemplated hereby or thereby shall not in any event exceed the Purchase Price, in the aggregate.
          (d) Claims for Indemnity. Whenever a claim for Damages shall arise for which an Indemnified Party shall be entitled to indemnification hereunder other than a third party claim addressed by Section 11.2(e), such Indemnified Party shall notify the Indemnifying Party in writing within fifteen (15) days of the first receipt of notice of such claim, and in any event within such shorter period as may be necessary for the Indemnifying Party to take appropriate action to resist such claim. Such notice shall specify in reasonable detail the facts and circumstances known to the Indemnified Party regarding the claim and shall explain in reasonable detail the basis on which the Indemnified Party claims a right to indemnity, including citation to relevant sections of this Agreement, and, if estimable, shall estimate the amount of the liability arising therefrom. The failure to provide such notice shall not result in a waiver of any right to indemnification hereunder except to the extent, and only to the extent, the Indemnifying Party is able to demonstrate it was prejudiced by such failure. If the Indemnifying Party shall be duly notified of such indemnity claim, the parties shall attempt to settle and compromise the same, or if unable to do so within thirty (30) days of the Indemnified Party’s delivery of notice of indemnity claim, the parties may pursue such legal proceedings as may be lawfully available to them. Any rights of indemnification established by reason of such settlement or proceedings shall thereafter be paid and satisfied by the Indemnifying Party promptly after such date that the indemnified amount is finally determined.
          (e) Defense of Third Party Claims. Upon receipt by the Indemnifying Party of a notice from the Indemnified Party with respect to any claim of a third party against the Indemnified Party for which the Indemnified Party seeks indemnification hereunder, the Indemnifying Party shall have the right to assume the defense of such claim, except if the aggregate amount of the potential obligations of the Indemnified Party regarding such claim is reasonably likely to exceed the maximum obligations of the Indemnifying Party under this Agreement regarding such claim. The Indemnifying Parties and the Indemnified Parties shall cooperate to the extent reasonably requested by the other in defense or prosecution thereof and shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the other party in connection therewith. To elect to conduct such defense, the Indemnifying Party must give written notice of such election to the Indemnified Party within 30 days (or within the shorter period, if any, during which a defense must be commenced for the preservation of rights) after the Indemnified Party gives the corresponding initial claim notice to the Indemnifying Party (otherwise, such right to conduct such defense will be deemed waived). If the Indemnifying Party validly makes such election, it will nonetheless lose such right to conduct such defense if it fails to continue to actively and diligently conduct such defense. Also, if the Indemnifying Party validly makes such election, the Indemnified Party shall have the right to employ its own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party, and will have the right to receive copies of all notices, pleadings or other similar submissions regarding such defense. If the Indemnifying Party has assumed the defense of any claim against the Indemnified Party, the Indemnifying Party will keep the Indemnified Party reasonably informed of all matters material to such defense and third party claim at all stages thereof, and shall have the right to settle any claim for which indemnification has been sought and is available hereunder; provided, however, that, to the extent that such settlement requires the Indemnified Party to take, or prohibits the Indemnified Party from taking, any action or purports to obligate the Indemnified Party, then the Indemnifying Party shall not settle such claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed). If the Indemnifying Party does not assume the defense of a third party claim and disputes the Indemnified Party’s right to indemnification, the Indemnified Party shall have the right to assume control of the defense of such claim through counsel of its choice in any manner that the Indemnified Party reasonably deems appropriate, the reasonable costs of which shall be at the Indemnifying Party’s expense in the event that the Indemnified Party’s right of indemnification is ultimately established through settlement, compromise or other legal proceeding. In no circumstance may the Indemnified Party compromise or settle a claim with a third party for which it has an established right to indemnification from the Indemnifying Party without first obtaining the prior written consent of the Indemnifying Party, such consent not to be unreasonably withheld, conditioned or delayed.
     11.3 Mitigation. An Indemnified Party shall use commercially reasonable efforts to mitigate the Damages for which such Indemnified Party is or may become entitled to be indemnified hereunder, including pursuing or attempting to recover any insurance proceeds under any applicable insurance policy. Notwithstanding anything in this Agreement to the contrary, the amount of any Damages of any Person under this Article XI shall be net of the amount, if any, received by the Indemnified Party from any third party, including without limitation, any insurance company or other insurance provider, in each case in respect of or attributable to the Damages suffered thereby (a “Third Party Reimbursement”). If, after receipt by the Indemnified Party of any indemnification payment hereunder, such Indemnified Party receives a Third Party Reimbursement in respect of the same Damages for which indemnification was made and such Third Party Reimbursement was not taken into account in assessing the amount of indemnification, then the Indemnified Party shall turn over all of such Third Party Reimbursement to the Indemnifying Party up to the amount of the indemnification paid pursuant hereto.
     11.4 Exclusive Remedy. Except for claims for fraud or as otherwise expressly provided in this Agreement, the indemnification provided in this Article XI will constitute the exclusive remedy of the Purchaser Indemnified Parties and the Seller Indemnified Parties, as the case may be, and their respective assigns, from and against any and all Damages asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the transactions contemplated by this Agreement or any Ancillary Document (including the Earth Station Management Agreement, but excluding the Escrow Agreements) including without limitation, any breach of any representation or warranty herein or the non-fulfillment of any agreement or covenant herein or in any other agreement, document, or instrument required hereunder including the Earth Station Management Agreement. Purchaser, FCC SPE and each Seller hereby waives, to the fullest extent permitted under applicable Law, any and all rights, claims, and causes of action it may have against any other party, or any of such other party’s Affiliates, to the contrary.
     11.5 Damages. Each party agrees that it is not entitled to recover and hereby waives any claim with respect to, and will not seek to recover any exemplary, punitive,

incidental, special or consequential damages or any claim for lost profits; provided, however, that the foregoing will not apply to any breach of Section 6.12, Section 6.4(b) or any third party claim pursuant to which such damages are awarded to a third party.
     11.6 No Double Recovery. Notwithstanding the fact that any party may have the right to assert claims for indemnification under or in respect of more than one provision of this Agreement in respect of any fact, event, condition or circumstance, no party shall be entitled to recover the amount of any Damages suffered by such party more than once, regardless of whether such Damages may be as a result of a breach of more than one representation or warranty or covenant. Moreover, notwithstanding anything in this Agreement to the contrary, if a matter for which the Purchaser would otherwise be entitled to indemnification under this Agreement is reserved for or otherwise included in the Final Net Working Capital, then the Purchaser shall not be able to recover for such item to the extent (and only to the extent and in the such amount as) it was so reserved or accrued.
     11.7 Effect of Knowledge. Notwithstanding any other term herein, Purchaser (and Purchaser Indemnified Parties) will not have any right to indemnification regarding any breach of a representation or warranty herein if Sellers prove that (1) Purchaser had actual knowledge of such breach at the time such representation or warranty was made and Purchaser concealed it from Sellers for the purpose of allowing such a breach to occur and (2) Sellers did not have actual knowledge or there was not Knowledge of the Company of such breach at such time. Except as stated in this Section 11.7 above, Purchaser’s consummation of the transactions contemplated herein will not be a waiver of, or otherwise affect, any claim for indemnification, notwithstanding any such actual knowledge of Purchaser. For purposes of this Section 11.7, (A) Sellers’ actual knowledge or Knowledge of the Company will include any matter in any item in or referenced in any Section of the Disclosure Schedule or provided or made available by or on behalf of Sellers to Knowledge of the Company in connection with the transactions contemplated herein and (B) Purchaser’s actual knowledge only will be the actual knowledge of Mark Ties and Jim Griffin.
     11.8 Adjustments to Purchase Price. Any payments made pursuant to this Article XI shall be consistently treated as adjustments to the Purchase Price for all purposes by Sellers and Purchaser.
     11.9 Escrow. To secure the indemnification obligations of the Sellers under this Agreement, the Indemnification Escrow Amount is being deposited into an escrow account (the “Indemnification Escrow Account”) pursuant to Section 2.3 and the terms of an Indemnification Escrow Agreement, pursuant to which indemnification claims may be made for a period of 12 months after Closing. The Indemnification Escrow Amount may be used for matters arising out of, relating to or resulting from Section 2.4 and for any other indemnification obligation of Sellers under this Agreement. Disbursements from the Indemnification Escrow Account will occur pursuant to the terms of this Agreement and the Indemnification Escrow Agreement. The Indemnification Escrow Account will not be the sole source of funds for such obligations.
     11.10 Offset Against Seller Notes. Purchaser shall have the right to offset the amount of any Damages related to any claim for indemnification under this Agreement against any payment or payments otherwise due under the Seller Notes after final resolution of a claim hereunder. If final resolution (whether by order, judgment, decree, settlement, arbitration award or otherwise) of any claim for which an indemnification notice has been given in good faith and in accordance with this Agreement has not been reached as of the due date of any payment under the Seller Notes, then Purchaser shall pay into an escrow account with US Bank the amount proposed to be offset under the Seller Notes until final resolution of the underlying claim. The amount of any payment under the Seller Notes which is not then subject to a claim shall be paid to the Sellers when due. The terms of the escrow agreement relating to any such escrowed payment shall be substantially similar to that of the Indemnification Escrow Agreement. Upon final resolution of such claim, Purchaser and Sellers will apply such funds to such Damages in accordance with this Article XI and such final resolution. Any offset after final resolution of a claim against the Seller Notes shall be deemed to have occurred upon the date that the Purchaser Indemnified Party initially gave notice of the underlying claim for indemnification under this Agreement (the “Claim Date”) and shall reduce the principal amount of the Seller Notes as of such date, including for purposes of calculating interest under the Seller Notes. In no event will the exercise of any right to withhold payment or right of offset in good faith by the Purchaser, whether or not ultimately determined to be justified, constitute an event of default under the Seller Notes or a breach of this Agreement. Neither the exercise of, nor the failure to exercise, such right of offset by the Purchaser will constitute an election of remedies or limit Purchaser in any manner in the enforcement of any other remedies that may be available to it. Nothing in this Section 11.10 shall limit Purchaser’s right to proceed directly against any Seller for the collection of any Damages even before exercising the rights of offset in this Section 11.10; provided however, that any Seller may at its option satisfy any indemnification obligations finally determined to be due from it under this Agreement by delivery of Seller Notes or Seller Convertible Notes, which shall be valued at their face amount together with accrued and unpaid interest through the Claim Date.
ARTICLE XII
MISCELLANEOUS PROVISIONS
     12.1 Fees and Expenses. Except as otherwise provided herein, the Purchaser and the Sellers shall pay all costs and expenses incurred on behalf of such party(ies) in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of attorneys and accountants; provided, however, that the fees and expenses incurred by the Company in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of the Company’s attorneys and accountants will be the responsibility of the Sellers, except to the extent such expenses are related to Purchaser’s financing.
     12.2 Notices. All notices, requests, demands and other communications made under this Agreement shall be in writing, correctly addressed to the recipient as follows:

If to Purchaser (or the Company after the Closing):	XATA CORPORATION 965 Prairie Center Drive Eden Prairie, MN 55344 Attn: Mark Ties Facsimile No.: (952) 641-5848

with a copy to:	Faegre & Benson LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402 Attn: Michael Coddington, Esq. Facsimile No.: (612) 766-1600

If to Sellers (or the Company prior to the Closing or the FCC SPE):	c/o Platinum Equity Advisors, LLC 360 North Crescent Drive, South Building Beverly Hills, California 90210 Attn: Eva M. Kalawski, Esq. Facsimile No.: (310) 712-1863

with a copy to:	Bingham McCutchen LLP 600 Anton Boulevard, Suite 1800 Costa Mesa, California 92626 Attn: James W. Loss, Esq. Facsimile No.: (714) 830-0726
Notices, requests, demands and other communications made under this Agreement shall be deemed to have been duly given (i) upon delivery, if served personally on the party to whom notice is to be given, (ii) on the date of receipt, refusal or non-delivery indicated on the receipt if mailed to the party to whom notice is to be given by registered or certified, postage prepaid or by air courier or (iii) upon confirmation of transmission, if sent by facsimile. Any party may give written notice of a change of address in accordance with the provisions of this Section 12.2 and after such notice of change has been received, any subsequent notice shall be given to such party in the manner described at such new address.
     12.3 Schedules. The inclusion of any information in any Schedule attached hereto will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Schedule, that such information is required to be listed in such Schedule. The headings, if any, of the individual sections of the Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of this Agreement. The Schedules are arranged in sections corresponding to the sections of this Agreement merely for convenience, and the disclosure of an item in one Schedule as an exception to a particular covenant, representation or warranty will be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties to the extent that the relevance of such item to such other covenants, representations or warranties is reasonably apparent on the face of such item, notwithstanding the presence or absence of an appropriate Schedule with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto.
     12.4 Entire Agreement. This Agreement, together with the Disclosure Schedule, the Earth Station Management Agreement, the Escrow Agreements, and the Confidentiality and Nondisclosure Agreement referred to in Section 6.4, sets forth the entire agreement between the parties with regard to the subject matter hereof, and supersedes all other prior agreements and understandings, written or oral, between the parties or any of their respective Affiliates with respect to such subject matter.
     12.5 Governing Law. The validity, construction and performance of this Agreement, and any action arising out of or relating to this Agreement shall be governed by the Laws of the State of New York, without regard to the Laws of such State as to choice or conflict of Laws.
     12.6 Waiver and Amendment. This Agreement may be amended, supplemented, modified and/or rescinded only through an express written instrument signed by all parties or their respective successors and permitted assigns. Any party may specifically and expressly waive in writing any portion of this Agreement or any breach hereof, but only to the extent such provision is for the benefit of the waiving party, and no such waiver shall constitute a further or continuing waiver of any preceding or succeeding breach of the same or any other provision. The consent by one party to any act for which such consent was required shall not be deemed to imply consent or waiver of the necessity of obtaining such consent for the same or similar acts in the future, and no forbearance by a party to seek a remedy for noncompliance or breach by another party shall be construed as a waiver of any right or remedy with respect to such noncompliance or breach.
     12.7 Assignment. Except as specifically provided otherwise in this Agreement, neither this Agreement nor any interest herein shall be assignable (voluntarily, involuntarily, by judicial process, operation of Law or otherwise), in whole or in part, by any party without the prior written consent of the other party, and any such attempted assignment shall be null and void. Notwithstanding the foregoing, nothing in this Section 12.7 shall prevent Purchaser, without the consent of any other party, from assigning all or part of its rights or obligations hereunder by way of collateral assignment to any lender(s) providing financing for the transactions contemplated hereby or to any of its Affiliates, but no such assignment shall relieve Purchaser of its obligations under this Agreement.
     12.8 Successors and Assigns. Each of the terms, provisions and obligations of this Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties and their respective legal representatives, successors and permitted assigns.
     12.9 No Third Party Beneficiaries. Except as otherwise specifically set forth herein, nothing in this Agreement will be construed as giving any Person, other than the parties to this Agreement and their successors and permitted assigns, any right, remedy or claim under, or in respect of, this Agreement or any provision hereof.

     12.10 No Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of (i) any direct or indirect stockholder, member or partner of any Seller or Purchaser or (ii) any officer, director, employee, agent or representative of any Seller, Purchaser or the Company.
     12.11 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the Law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any term or provision of this Agreement, or the application thereof to any person or circumstance, is adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable in any jurisdiction: (i) a substitute and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable in such jurisdiction, the intent and purpose of the invalid, prohibited or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity, prohibition or unenforceability, nor shall such invalidity, prohibition or unenforceability of such provision affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
     12.12 No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.
     12.13 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute a single agreement.
     12.14 Facsimile Signatures. This Agreement and any other document or agreement executed in connection herewith may be executed by delivery of a facsimile copy of an executed signature page with the same force and effect as the delivery of an originally executed signature page. In the event any party delivers a facsimile copy of a signature page to this Agreement or any other document or agreement executed in connection herewith, such party shall deliver an originally executed signature page within three business days of delivering such facsimile signature page or at any time thereafter upon request; provided, however, that the failure to deliver any such originally executed signature page shall not affect the validity of the signature page delivered by facsimile, which has and shall continue to have the same force and effect as the originally executed signature page.
     12.15 Waiver of Jury Trial. EACH PARTY HEREBY EXPRESSLY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL IN ANY PROCEEDING EXISTING UNDER OR RELATING TO THIS AGREEMENT OR ANY ANCILLARY DOCUMENT.
[ The remainder of this page has been intentionally left blank. Signature page follows.]

[Signature page to Stock Purchase Agreement]
          IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first set forth above.

PURCHASER:			THE COMPANY:

XATA CORPORATION			GEOLOGIC SOLUTIONS, INC.

By:	/s/ Mark E. Ties		By:	/s/ Eva M. Kalawski

	Name:	Mark E. Ties		Name:	Eva M. Kalawski
	Title:	Chief Financial Officer		Title:	Vice President & Secretary

For purposes of Section 6.16 and Sections 11 and 12:			SELLERS:

FCC SPE:			PLATINUM EQUITY CAPITAL PARTNERS, L.P.

GEOLOGIC MANAGEMENT, INC.			PLATINUM EQUITY CAPITAL PARTNERS, A, L.P.

By:	/s/ Eva M. Kalawski

	Name:	Eva M. Kalawski	PLATINUM EQUITY CAPITAL PARTNERS, PF, L.P.
	Title:	Vice President & Secretary
			By:	Platinum Equity Partners, LLC, their general partner

			By:	Platinum Equity Investment Holdings, LLC, its senior managing member

			By:	/s/ Eva M. Kalawski

				Name:	Eva M. Kalawski
				Title:	Vice President & Secretary

PLATINUM TRANSPORTATION PRINCIPALS, LLC

			By:	Platinum Equity Investment Holdings, LLC, its senior managing member

			By:	/s/ Eva M. Kalawski

				Name:	Eva M. Kalawski
				Title:	Vice President & Secretary

Schedule A
SCHEDULE OF SELLERS

Name of Seller	Number of Shares Held

Platinum Equity Capital Partners, L.P.	588.421061
Platinum Equity Capital Partners-A, L.P.	161.654121
Platinum Equity Capital Partners-PF, L.P.	109.924818
Platinum Transportation Principals, LLC	140
TOTAL	1,000

Exhibit A
WORKING CAPITAL AND COMPANY ACCOUNTING POLICIES
1.	Calculation of Net Working Capital
(a)	“Net Accounts Receivable” means the total balance of accounts receivable, excluding the aggregate receivables on sales-type leases, less allowance for Doubtful Accounts.

(b)	“Doubtful Accounts” includes an estimate of the receivables that the Company has reserved for in accordance with GAAP that the Company feels is uncollectable consistent with the company accounting policies described below.

(c)	“Net Inventory” means the total inventory value less an inventory Obsolescence Reserve.

(d)	“Obsolescence Reserve” includes all inventory that has been reserved for in accordance with GAAP that the Company feels has been impaired consistent with the company accounting policies described below.

(e)	“Working Capital Assets” is the sum total of cash, Net Accounts Receivable, Net Inventory and all prepaid expenses excluding current and long-term portions of deferred costs.

(f)	“Working Capital Liabilities” is the sum total of all accounts payable, all accrued expenses and all accrued compensation and related employee expenses, excluding accruals for Logo Corporation liabilities, any employee bonuses for 2007, current and long-term portions of deferred revenue and any liabilities associated with warranty related accruals in excess of $125,000 (no other accrued amounts related to warranty of similar liabilities are to be included).

(g)	“Net Working Capital” is Working Capital Assets less Working Capital Liabilities.
2.	Company Accounting Policies

Revenue Recognition

Subscriber Revenues

The Company derives subscriber revenues (including the monthly subscriber fee) from the provision of real-time access to business information integrated into existing wireless communication platforms. The Company obtains signed contracts from its subscribers at the beginning of the initial subscriber period. The Company’s contracts with MobileMax subscribers are generally for three to five year periods and include termination penalties if cancelled by the subscriber before the initial service period expires. These contracts are generally renewable at the option of the subscriber for additional periods or otherwise continue on a monthly basis until cancelled by the subscriber. Contracts with subscribers to the Company’s CrossBridge Solutions service offering are offered on a monthly basis with cancellation at the option of either the Company or the subscriber. The Company recognizes subscriber revenue on a monthly basis as the service is provided.

Device Revenues

The Company derives device revenues from the sale of wireless devices used to provide its subscriber services. Revenue for device sales is initially recorded as deferred revenue and recognized over the subscriber contract term for the initial service term which is generally three to five years. The Company also derives device revenues from the rental of MobileMax units that are leased to customers under operating leases, which is recognized on a straight line basis over the term of the lease, and from the sale of spare parts, which are recognized when the parts are shipped to the customer.

Cost of Revenues

Cost of revenues consists primarily of airtime costs incurred for the use of third party satellite and terrestrial networks, and costs of devices that are resold or leased to customers. The cost of devices sold is deferred and amortized over the life of the related customer contract term of three to five years, consistent with device revenues. Shipping costs for devices sold are invoiced to customers and included in revenues and cost of revenues. Cost of revenues also includes amortization of the Investment in sales-type depreciation of operating lease equipment.

Accounts Receivable

Accounts receivable consists of billings for monthly service, new system (device) sales, sales of miscellaneous piece parts consumed by customers in the ordinary course of business, and billings for devices shipped through the RMA process should the customer not return the broken unit within 30 days.

Allowances are made for doubtful accounts based on a consistently applied methodology assessed on the aging of accounts receivable, in total, adjusted for known fully-collectible items, subsequent receipts, and any known uncollectible items (e.g., as a result of a known customer insolvency). Prior to any known adjustments, reserve amounts are assessed at 25% for amounts 31-60 days past due, 75% for amounts 61 to 90 days past due, and 100% for amounts over 90 days past due.

Inventory

Inventory consists of finished goods, primarily mobile communications devices, stated at the lower of cost or market along with associated component parts, cables and WIP. Cost is determined using the first-in, first-out method. The Company’s inventory is subject to rapid technological changes that can have an adverse impact on its realization in future periods, as such assessments are made periodically with respect to the potential obsolescence of current inventory items and reserves are made as appropriate.

Investment in Sales-Type Leases

The Company leases devices to certain of its customers that are accounted for as sales-type leases. The Company records its investment in the sales-type leases at the present value of the future minimum lease payments. There is no guaranteed residual value associated with the leased devices. The leases generally have terms of five years and are collateralized by a security interest in the related equipment. The Company records revenue on these leased devices as the ongoing service is provided over the term of the related lease agreement.

Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation. Routine maintenance and repairs are charged to operations as incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, which are as follows:

Furniture, fixtures and equipment	3 - 5 years
Operating lease equipment	3 years
Land-earth station equipment	4 years
Computer equipment and purchased software	3 years
Warranty Costs
The Company provides a standard warranty of one year with its product. Since device hardware revenue and costs are deferred and recognized over the term of the subscriber agreement under SAB 101, no accrual for warranty expense is necessary.
Additionally, for extended warranties beyond the one year, the Company generally bundles the extended warranty with the monthly subscriber fee (as opposed to with the up front device charge) and increases the monthly fee by an amount generally ranging from $2-5 per month. In accordance with FASB EITF 90-1, the company does not record a liability for the provision of extended warranty at the time of product shipment but, rather, expenses extended warranty costs as incurred.
For product refurbished and placed into inventory, the Company currently records the value of repaired/refurbished inventory on the balance sheet at the time of repair and expenses these items as they are released to customers to match the cost of repairs with the actual warranty activity and to provide a cost of sale corresponding to the sale of refurbished units. Prior to June 2007, the Company’s cost for repairs of product was expensed as incurred at the time of repair.

Income Taxes
Income taxes are determined using the liability method, which requires the recognition of deferred tax liabilities and assets based on differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. All such deferred tax assets are currently fully-reserved.